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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PDL BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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34801 Campus Drive

Fremont, California 94555

(510) 574-1400

May 18, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 annual meeting of stockholders on Wednesday, June 20, 2007, at 9:00 a.m., Pacific Daylight Time, at the Sheraton Palo Alto Hotel located at 625 El Camino Real, Palo Alto, California 94301.

The notice of meeting and proxy statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.

/s/ Mark McDade

Mark McDade

Chief Executive Officer

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

Notice of Annual Meeting of Stockholders

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2007 annual meeting of stockholders of PDL BioPharma, Inc., a Delaware corporation (the “Company”), to be held on Wednesday, June 20, 2007 at 9:00 a.m., Pacific Daylight Time, at the Sheraton Palo Alto Hotel located at 625 El Camino Real, Palo Alto, California 94301, for the following purposes:

1.	To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To approve an amendment to the 2005 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan by 2,900,000 shares;

3.	To approve an amendment to the 1993 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 500,000 shares; and

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

If you were a stockholder at the close of business on April 23, 2007, you are entitled to vote at the annual meeting.

We urge you to vote your shares by proxy by mail, telephone or online via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting.

By Order of our Board of Directors

/s/ Cynthia L. Shumate

Cynthia L. Shumate

Vice President, Legal Affairs, and Secretary

The Company began distributing this notice and enclosed proxy statement and proxy card on or after May 18, 2007.

Proxy Statement

2007 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

1.	Why did I receive this proxy statement?

The Board of Directors (the “Board”) of PDL BioPharma, Inc. (“we” or the “Company”) is soliciting proxies to be voted at the Company’s 2007 Annual Meeting of Stockholders (the “annual meeting”) to be held at 9:00 a.m., Pacific Daylight Time, on Wednesday, June 20, 2007, and at any adjournment of the annual meeting. This proxy statement contains important information about the Company, the annual meeting and the proposals to be considered at the annual meeting.

2.	What will the stockholders vote on at the annual meeting?

We are submitting four matters for approval by our stockholders:

•	The election of two directors for three-year terms;

•	An amendment to our 2005 Equity Incentive Plan to increase the number of shares authorized for grant under the plan;

•	An amendment to our 1993 Employee Stock Purchase Plan to increase the number of shares authorized for grant under the plan; and

•	The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007.

3.	How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the matters we have submitted for approval by our stockholders.

4.	Who is entitled to vote at the annual meeting?

Those stockholders who owned shares of our common stock as of the close of business on April 23, 2007, the record date, may vote at the annual meeting. You have one vote for each share of common stock you held on the record date.

5.	What constitutes a quorum for the annual meeting?

Our bylaws provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the annual meeting. As of April 23, 2007, the record date, 116,504,454 shares of common stock were issued and outstanding and if 58,252,228 of these shares are present in person or by proxy at the annual meeting, a quorum would be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

6.	How many votes are required for the approval of each item?

There are differing vote requirements for the various proposals.

•	The two nominees for election as Class III directors receiving the highest number of votes FOR election will be elected, even if that number does not represent a majority of the quorum.

•

The ratification of the appointment of our principal independent auditors and the proposals to amend our 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan, will be approved if a majority of the shares entitled to vote and present at the meeting in person or by proxy vote FOR approval.

Although broker non-votes are counted for determining whether a quorum exists, broker non-votes are not counted as votes cast with respect to those matters for which the broker did not vote.

7.	What are broker non-votes?

If you hold your shares in a brokerage account, your broker will ask you how you want to vote your shares. Your broker will vote your shares as you direct. However, if you do not give your broker voting instructions, your broker may, at its discretion, direct the vote of your shares for the election of directors and the ratification of our independent registered public accounting firm. For the other proposals, the broker may not vote your shares without your direction. When the broker is not authorized to vote your shares and the beneficial holder does not direct the voting of the shares, it is called a “broker non-vote.”

8.	How do I vote by proxy?

If you are a stockholder of record, you may vote by proxy by any one of the following methods.

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominees for director listed below, for the ratification of the appointment of our independent registered public accounting firm and for the proposals to increase the shares available for grant under our 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan.

By telephone. If you reside in the United States, Puerto Rico and Canada, you may vote by telephone by following the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, June 19, 2007.

By Internet. You may also vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card. Voting online via the Internet has the same effect as voting by mail. If you vote online via the Internet, do not return your proxy card by mail. You may vote online via the Internet until 11:59 p.m., Eastern Daylight Time, June 19, 2007.

You may revoke your proxy at any time before the annual meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

9.	How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, for example in your brokerage account, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and online via the Internet.

10.	How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the annual meeting. However, we encourage you to vote your proxy by mail, by telephone or online via the Internet, even if you plan to attend the annual meeting.

11.	What does it mean if I receive more than one proxy card?

If you received more than one proxy, it means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or online via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

12.	Who will bear the cost of soliciting proxies for the annual meeting?

We will pay for the costs of producing and distributing the proxy statement and other materials and the costs of soliciting proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders. We have retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist us in the solicitation of proxies. We estimate that MacKenzie’s solicitation fee will be approximately $30,000 plus out-of-pocket expenses.

13.	What is “householding”?

We have adopted “householding,” a practice under which stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address. Stockholders who participate in householding will continue to receive separate proxy cards.

Beneficial stockholders, that is stockholders whose shares are held by a broker or other nominee, can request information about householding from their banks, brokers, or other holders of record.

14.	What if I want to receive a separate copy of the annual report and proxy statement?

If you participate in householding and wish to receive a separate copy of our annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 510-574-1406 or write to the address below and We will deliver the requested documents to you promptly upon your request.

Investor Relations (Householding)

PDL BioPharma, Inc.

34801 Campus Drive

Fremont, California 94555

15.	How do I contact our Board of Directors or a committee of our Board of Directors?

You may contact our Board of Directors or one or more members, by sending a writing addressed to:

Board of Directors

or [individual director(s)] Attention: Corporate Secretary

PDL BioPharma, Inc.

34801 Campus Drive

Fremont, California 94555

Our Secretary will maintain a log of such correspondence to our Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our General Counsel or outside legal counsel.

We currently plan to move our corporate headquarters to Redwood City, California, in the second half of 2007. However, any mail sent to the above Fremont, California, address after our move and prior to our 2008 Annual Meeting of Stockholders would be forwarded to our new corporate headquarters address.

BOARD OF DIRECTORS

Each of our current directors is identified in the table below and biographies of each of our directors follows this table. The term of each of our Class III directors will expire at the annual meeting, however, each of these Class III directors has been nominated and is standing for election at this annual meeting to serve another term that would expire in 2010.

Director	Class	Term Expires	Other Positions With the Company	Age	Director Since
Jon S. Saxe, Esq.	I	2008		70	1989
L. Patrick Gage, Ph.D.	I	2008	Chairman of the Board	65	2003
Richard Murray, Ph.D.	I	2008	Executive Vice President and Chief Scientific Officer	48	2007
Mark McDade	II	2009	Chief Executive Officer	52	2002
Karen A. Dawes	II	2009		55	2003
Brad Goodwin	II	2009		52	2006
Laurence Jay Korn, Ph.D.	III	2007		57	1986
Samuel Broder, M.D.	III	2007		62	2005

Samuel Broder, M.D., was elected a director of the Company in September 2005. He presently serves as Chief Medical Officer of Celera Genomics Group, an Applera Corporation business, which he joined in 1998. Between 1995 and 1998, Dr. Broder served as Senior Vice President for Research and Development at IVAX Corporation, which was later acquired by TEVA Pharmaceutical Industries, Ltd., where he directed a broad range of pharmaceutical research on new drugs for heart disease, diabetes and diseases of the lung. Between 1989 to 1995, Dr. Broder served as Director of the National Cancer Institute (NCI), a position to which he was appointed by President Ronald Reagan, after having served in various other positions with the NCI. Under his leadership, the NCI initiated a number of important large-scale human trials in the prevention, diagnosis and treatment of cancer. During his 23-year tenure at the NCI, Dr. Broder also performed research that lead to the development of several important anti-retroviral drugs for the therapy of HIV/AIDS. He has authored or co-authored over 300 scientific papers, and is the inventor or co-inventor on numerous patents. Dr. Broder received his B.S. and M.D. degrees from the University of Michigan.

Karen A. Dawes was elected a director of the Company in June 2003. She has served as a Principal at Knowledgeable Decisions, LLC, a pharmaceutical consulting firm, a company she founded since 2003. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. There she directed launches of Glucotrol/Glucotrol XL®, Zoloft® and Cardura®. Ms. Dawes is also a member of the Board of Directors of Repligen Corporation.

L. Patrick Gage, Ph.D., was elected a director of the Company in March 2003, and as Chairman of the Board in April 2007. Since 2003, Dr. Gage has served as a Venture Partner with Flagship Ventures. Between 1997 and 2002, Dr. Gage held various positions at Wyeth, serving most recently as Senior Vice President, Science and Technology, and President, Wyeth Research. Prior to joining Wyeth, Dr. Gage held various positions at Genetics Institute, Inc. serving as its President after Wyeth’s acquisition of Genetics Institute. Prior to joining Genetics Institute, Dr. Gage held various positions in research management at Roche over an 18-year period. Dr. Gage is also Chairman of the Board of Directors of Neose Technologies, Inc. Dr. Gage also serves as a director or scientific advisory board member of several privately held entities and as a member of the Board of

Directors of the Biotechnology Institute and The Philadelphia Orchestra Association. Dr. Gage received his B.S. in physics from the Massachusetts Institute of Technology and his Ph.D. from the University of Chicago.

Brad Goodwin was elected a director of the Company in April 2006. Between 2001 and 2006, Mr. Goodwin served as Chief Executive Officer and a member of the Board of Directors of Novacea, Inc., a publicly held biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for the treatment of cancer. Between 2000 and 2001, Mr. Goodwin served as President, Chief Operating Officer and Founder of Collabra Pharma, a privately held company offering pharmaceutical product licensing and development. Between 1987 and 2000, Mr. Goodwin held various positions at Genentech, Inc., including most recently Vice President of Finance. While at Genentech, in addition to his finance responsibilities, he helped structure and negotiate significant product licenses, including the license of Rituxan®, and developed long-range strategic plans. From 2004 to January 2007, Mr. Goodwin was Chairman of the Board of CoTherix, Inc., a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and infectious diseases. Mr. Goodwin is currently a member of the Board of Directors of Rigel, Inc., a public biotechnology company, and R&D Logic, Inc., a privately held entity. Mr. Goodwin received his B.S. degree from the University of California at Berkeley.

Laurence Jay Korn, Ph.D., a co-founder of the Company, was elected as one of the Company’s first directors in July 1986. Dr. Korn served as our Chairperson of the Board between July 1986 and May 2002 and as our Chairman of the Board between May 2002 and June 2004. Dr. Korn also served as our Chief Executive Officer from January 1987 until April 2002. From March 1981 to December 1986, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

Mark McDade, Chief Executive Officer, joined the Company in November 2002 and was elected a director of the Company at that time. Between December 2000 and November 2002, he served as Chief Executive Officer of Signature BioScience, Inc., a drug discovery company focused on developing treatments and leads for cancer and other diseases. From 1994 until 2000, he served as an officer and a director of Corixa Corporation, a company he co-founded which focused on developing innovative products that regulate immunity. At Corixa, he most recently served as its President and Chief Operating Officer. Before co-founding Corixa, he was Chief Operating Officer of Boehringer Mannheim-Therapeutics. Prior to Boehringer Mannheim-Therapeutics, he served in several positions at Sandoz Ltd., which included business development, product management and general management responsibilities. Mr. McDade currently serves on the board of directors of Cytokinetics, Inc. and serves as a director of two privately-held entities. Mr. McDade received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

Richard Murray, Ph.D., Executive Vice President and Chief Scientific Officer, joined the Company in April 2003, and was elected a director of the Company in February 2007. Dr. Murray initially joined the Company as our Vice President, Research, upon the Company’s acquisition of Eos Biotechnology, Inc., a company Dr. Murray co-founded in 1998. Dr. Murray had served as Vice President, Research, of Eos prior to its acquisition. At Eos, Dr. Murray was responsible for the discovery and transition of antibody-based therapeutic candidates from research to development. Prior to Eos, Dr. Murray was a staff scientist, then senior staff scientist at DNAX Research Institute. Dr. Murray received his Ph.D. from the University of North Carolina in Chapel Hill.

Jon S. Saxe, Esq., was elected a director of the Company in March 1989. Mr. Saxe served as a consultant to the Company from June 1993 to December 1994 and again from May 2000 until January 2002. Between May 1999 and April 2000, Mr. Saxe also served as Senior Advisor to our Chief Executive Officer. Between January 1995 and April 1999, Mr. Saxe served as President of the Company. Between 1989 and 1993, Mr. Saxe served as the President and Chief Executive Officer and a director of Synergen, Inc., a biopharmaceutical company.

Between 1978 and 1989, Mr. Saxe served in various positions with Hoffmann-La Roche, most recently as its Vice President, Licensing and Corporate Development. Mr. Saxe serves as on the boards of directors of DURECT Corporation, InSite Vision Incorporated, SciClone Pharmaceuticals, Inc. and Sciele Pharma, Inc. Mr. Saxe also serves on the board of directors of several privately held or non-reporting entities. Mr. Saxe received his B.S. from Carnegie-Mellon University, his J.D. from George Washington University School of Law and an L.L.M. from New York University School of Law.

Independence of Directors

In April 2007, our Board, based on the recommendation of our Nominating and Governance Committee, determined that each of the directors listed below, representing a majority of our Board, are independent directors as defined in Rule 4200 of the Nasdaq Marketplace rules for listed companies.

Independent Directors

•	Sam Broder

•	Karen Dawes

•	L. Patrick Gage

•	Brad Goodwin

•	Jon Saxe

Our Board, based on the recommendation of our Nominating and Governance Committee, also determined that each member of each of our Compensation, Nominating and Audit Committees was independent during 2006, and is currently independent, under Nasdaq’s Marketplace rules for listed companies.

Board Committees

The table below lists the members of each of the seven committees of our Board as of April 8, 2007.

Committee	Members
Nominating and Governance	Sam Broder L. Patrick Gage (Chairperson)

Audit	Karen Dawes Brad Goodwin (Chairperson) Jon Saxe

Compensation	Karen Dawes (Chairperson) Brad Goodwin

Scientific Review	Sam Broder (Chairperson) L. Patrick Gage

Compliance	Sam Broder Karen Dawes Jon Saxe (Chairperson)

Commercial Review	Karen Dawes (Chairperson) Mark McDade

Equity Grant	Mark McDade

At the February 2007 meeting of our Board, our Board appointed Brad Goodwin to our Audit Committee effective February 15, 2007 and resolved that upon the filing of our annual report on Form 10-K with the Securities and Exchange Commission (the “SEC”), Mr. Saxe would cease being a member of our Audit Committee and Mr. Goodwin would become the Chairperson of our Audit Committee. Accordingly, effective March 1, 2007, the date we filed our annual report on Form 10-K with the SEC, our Audit Committee was composed of Ms. Dawes, Mr. Goodwin and Dr. Link and Mr. Goodwin became the Chairperson of our Audit Committee. At that February 2007 Board meeting, our Board also appointed Dr. Broder to become Chairperson of the Scientific Review Committee, and Mr. Gage, who served as Chairperson of the Scientific Review Committee prior to this change, continues to serve as a member of that committee. Our Board also appointed Richard Murray, our Executive Vice President and Chief Scientific Officer, to our Board at its February 2007 meeting.

Also effective April 4, 2007, Mr. Saxe was appointed to our Audit Committee, Dr. Broder was appointed to our Nominating and Governance Committee, Mr. Goodwin was appointed to our Compensation Committee and Ms. Dawes was appointed Chairperson of the Compensation Committee. On April 8, 2007, Dr. Link resigned from our Board and, effective on the same date, Dr. Gage was elected Chairman of the Board. Effective on April 8, 2007, the size of our Board was reduced from nine to eight members and Class III was reduced in size from three to two directors.

Cary Queen, Ph.D., also served as a member of our Board and our Scientific Review Committee at the beginning of 2006 but resigned from our Board and the Scientific Review Committee effective February 21, 2006.

Board and Committee Meetings in 2006

The table below lists the number of meetings that occurred and actions taken by written consent during 2006 of each of the committees other than the Equity Grant Committee. Each director currently serving attended more than 75% of the aggregate number of meetings of our Board and the committees on which each director serves.

	Meetings	Written Consents
Board	12	4
Nominating and Governance Committee	1	-
Audit Committee	6	-
Compensation Committee	6	1
Scientific Review Committee	1	-
Compliance Committee	1	-
Commercial Review Committee	2	-

Because our Equity Grant Committee consists of one member, it acted only by written consent during 2006.

Attendance at Annual Meetings by Directors

We have no formal policy requiring our directors to attend annual meetings. We believe that annual meetings provide an opportunity for stockholders to communicate with directors and therefore request that each of our directors make a reasonable effort to attend the annual meeting. Three directors attended the 2006 Annual Meeting of Stockholders.

Nominating Committee

Our Nominating and Governance Committee operates under a written charter, which is available in the “Investors” section on our website at www.pdl.com.

The primary purpose of our Nominating and Governance Committee is to:

•	Identify individuals qualified to become Board members;

•	Select, and recommend to our Board, director nominees for each election of directors;

•	Develop and recommend to our Board criteria for selecting qualified director candidates;

•	Consider committee member qualifications, appointment and removal;

•	Recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	Provide oversight in the evaluation of our Board and each committee of our Board.

Our Nominating and Governance Committee regularly assesses the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Evaluation of Director Nominations

In fulfilling its responsibilities to select, and recommend to our Board, director nominees for each election of directors, our Nominating and Governance Committee considers the following factors:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Our Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and our stockholders.

Our Nominating and Governance Committee annually evaluates our Board members whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for re-election.

Candidates for Nomination

Candidates for nomination as director come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If our Nominating and Governance Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder and our bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

PDL BioPharma, Inc.,

Attention: Corporate Secretary

34801 Campus Drive

Fremont, California 94555

Our bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons nominated;

•

a representation that the stockholder (1) is a holder of record of our common stock on the date of such notice and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and

•	the consent of each nominee to serve as a director, if elected.

Any other recommendation of a director nominee must include:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All director nominees must also complete a customary form of directors’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Governance Committee.

Audit Committee

Our Audit Committee operates under a written charter, which is available in the “Investors” section on our website at www.pdl.com.

Dr. Link served as the Chairperson of our Audit Committee throughout 2006 and our Board, based on the recommendation of our Nominating and Governance Committee, determined that Dr. Link is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Our Board, based on the recommendation of our Nominating and Governance Committee, has also determined that Mr. Goodwin, who currently serves as the Chairperson of our Audit Committee, is also an audit committee financial expert. Dr. Link was, and Ms. Dawes, Mr. Goodwin and Mr. Saxe are, independent members of our Board under Nasdaq’s Marketplace rules for listed companies.

The primary purpose of our Audit Committee is to oversee our accounting and financial reporting process and the audits of our financial statements, assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to our Board on the integrity of the financial reports and other financial information we provide to any governmental body or to the public, and on our compliance with these legal and regulatory requirements.

The functions of our Audit Committee include:

•	Monitoring the independence and performance of our independent registered public accounting firm and recommending an independent registered public accounting firm to our Board;

•	Reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•	Pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

•	Reviewing the accounting and reporting principles we apply in preparing our financial statements;

•	Reviewing our internal financial, operating and accounting controls and finance and accounting personnel with management and our independent registered public accounting firm;

•	Overseeing compliance with the Foreign Corrupt Practices Act;

•

Reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports and other financial information we provide to any governmental body or the public, and our compliance with legal and regulatory requirements; and

•	Reviewing and approving any transaction that may present potential for conflict of interest, such as with our officers, directors or significant stockholders.

Review and Approval of Transactions with Related Persons

Our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions to which we are or may be a party to in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve a related person transaction if it determined that the transaction is in our best interests.

Our directors are required to disclose in an executive session of our Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We also poll our directors on a quarterly basis with respect to related party transactions and their service as an officer or director of other entities.

Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

Report of the Audit Committee

The following is the report the directors that served as members of our Audit Committee during 2006 with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006.

The Company’s management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited consolidated financial statements in the Company’s Annual Report on Form 10-K with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed the Company’s consolidated audited financial statements with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s consolidated audited financial statements with generally accepted accounting principles in the United States. Ernst & Young LLP is also responsible for auditing management’s assessment of effectiveness of internal control over financial reporting, including a discussion of management’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with our Audit Committee under auditing standards generally accepted in the United States.

Our Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as amended by SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. Our Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the independent registered public accounting firm’s independence from the Company and its related entities, and discussed with Ernst & Young LLP that firm’s independence from the Company. Our Audit Committee met with Ernst & Young LLP with and without management present, to discuss the results of their examination, their consideration of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, our Audit Committee recommended to the Company’s Board of Directors that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,

Brad Goodwin

Karen Dawes

Max Link, Ph.D.

Jon Saxe

Compensation Committee

Our Compensation Committee operates under a written charter, which is available in the “Investors” section on our website at www.pdl.com.

The primary purpose of our Compensation Committee is to discharge our Board’s responsibilities relating to compensation and benefits of our officers and directors. In carrying out these responsibilities, our Compensation Committee reviews all components of officer and director compensation for consistency with our Compensation Committee’s compensation philosophy, as in effect from time to time.

The functions of our Compensation Committee include:

•	Designing and implementing competitive compensation policies to attract and retain key personnel;

•	Reviewing and formulating policy and determining or making recommendations to our Board regarding compensation of our executive officers;

•	Administering our equity incentive plans and granting or recommending grants of equity awards to our executive officers and directors under these plans; and

•	Reviewing and establishing Company policies in the area of management perquisites.

Our CEO does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to our Compensation Committee regarding the amount and composition of the compensation of our other officers and he often participates in the Compensation Committee’s deliberations about these other officers’ compensation.

Our Compensation Committee first retained J. Richard & Co. (“J. Richard”) as its independent compensation consultant in November 2004 to advise our Compensation Committee on various matters related to compensation of executive officers and general compensation programs and matters. Our Compensation Committee has continued to use the services of J. Richard from time to time since our Compensation Committee originally engaged J. Richard. In 2006, J. Richard attended two of our Compensation Committee’s meetings and corresponded on various occasions with our Compensation Committee members. J. Richard was engaged by our Compensation Committee to provide:

•	Assistance in selecting a peer group of companies for executive compensation comparison purposes;

•	Comparative market data on the executive compensation practices and programs of peer companies and competitors;

•	Guidance on industry best practices and emerging trends and developments in executive compensation;

•	Preparation of tally sheets for each executive officer; and

•

Advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, (3) stock option awards and (4) restricted stock awards

J. Richard also advised our Compensation Committee with respect to reviewing and revising our Board compensation policies regarding fees paid to our directors as well as other equity and non-equity compensation awarded to non-management directors for service on our Board and its committees.

The Company also separately engaged J. Richard in 2005 in connection with our planning for the adoption and implementation of our 2005 Equity Incentive Plan and reviewing and revising guidelines for the grant of equity-based awards to new employees and the annual grant of stock options we make to our current employees. In 2007, the Company again engaged J. Richard to assist us in our planning for increases in the number of shares authorized for issuance under our 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan and, in connection with that effort, reviewing our equity grant practices in light of trends and developments in industry-wide equity grant practices, including with respect to size of awards, eligibility to receive awards and mix and types of awards, including restricted stock and performance-based awards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was at any time during 2006 one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Scientific Review Committee

The primary purpose of our Scientific Review Committee is to:

•	Review and evaluate the performance of research management in achieving our strategic goals and objectives and the quality and direction of our research and development programs;

•	Discuss with our CEO the overall performance of our research and development management;

•	Identify and discuss significant emerging science and technology issues and trends;

•	Review our approaches to acquiring new product candidates and technologies necessary to achieve our business objectives;

•	Evaluate the soundness and risks associated with the technology in which we are investing our research and development efforts;

•	Periodically review our overall patent strategies; and

•	Review and evaluate issues affecting our business relating to process development and manufacturing.

Compliance Committee

The primary purpose of our Compliance Committee is to review, oversee and monitor:

•	Our compliance with applicable legal and regulatory requirements;

•	Our internal policies and procedures regarding compliance with legal and regulatory requirements; and

•	Other aspects of compliance not expressly overseen by other committees of our Board.

Commercial Review Committee

The primary purpose of our Commercial Review Committee is to:

•	Review and ratify our annual marketing and sales plans, including proposed budgets;

•	Assist management and our Board in understanding our commercial performance achieved against stated objectives;

•	Discuss with our CEO the overall performance of our marketing and sales management;

•	Identify and discuss significant emerging commercial issues and trends; and

•	Review and discuss issues affecting the Company’s business and its policies, relating to supply chain, including manufacturing, distribution, and inventory.

Compensation of Directors

Our Board last revised its compensation policy for non-employee directors (“Outside Directors”) in July 2006. The cash and equity compensation payable to Outside Directors is described below. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

Each Outside Director who is not the Chairperson of the Board receives a retainer of $25,000 per year. If the Chairperson is an Outside Director, the Chairperson receives a retainer of $60,000 per year.

Each member of the Audit Committee, other than the Chairperson of the Audit Committee, receives a retainer of $12,000 per year and the Chairperson of the Audit Committee receives a retainer of $20,000 per year for their service as Audit Committee members. Each member of the Compensation, Nominating and Governance, Commercial Review, Scientific Review and Compliance Committees of our Board, other than the Chairperson of these committees, receives a retainer of $6,000 per year and each Chairperson of the foregoing committees receives a retainer of $10,000 per year, for their respective service as members of these committees.

Each Outside Director also receives cash compensation for attendance at meetings of our Board and committees of our Board as set forth below:

	Attendance in Person	Attendance by Telephone
Board Meetings	$2,000	$1,000
Committee Meetings	$1,000	$500

All cash compensation paid to Outside Directors for their service on our Board and its committees and attendance on meetings is paid on a quarterly basis in arrears.

We also reimburse our directors for their travel expenses for Board and committee meetings. Our Board customarily has an annual multi-day off-site meeting to which our Board members often bring their spouses. We reimburse our directors for their spouse’s travel expenses for these off-site meetings and, because these reimbursements are reported as income to the directors, we pay our directors a tax gross-up payment to make these reimbursements effectively tax neutral to the directors.

Equity Compensation

Each Outside Director receives (1) options to purchase 20,000 shares of common stock effective upon election or appointment to our Board and (2) annual grants of options to purchase 20,000 shares of common stock, except that the first annual grant to a new director is pro-rated if the new director was elected or appointed in between annual stockholder meetings. Of the 20,000 option shares granted upon election or appointment and thereafter annually, options for 15,000 shares are granted automatically under our 2002 Outside Directors Stock Option Plan immediately after our annual meeting of stockholders or for new directors upon election or appointment and 5,000 shares are granted by our Board under our 1999 Stock Option Plan. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board also receives an additional annual grant of an option to purchase 25,000 shares of common stock under our 1999 Stock Option Plan.

In addition to the annual option grants for service on our Board, each Outside Director that is a member of a committee of our Board (other than the Equity Grant Committee) receives an annual grant of an option to purchase 3,000 shares of common stock with respect to each committee of which the Outside Director is a member.

Options granted to our Board members customarily vest monthly over 12 months, subject to the Board member’s continued service. Those options not granted automatically under our 2002 Outside Directors Plan are customarily granted effective immediately following our annual meeting of stockholders.

2006 Compensation of Directors

In 2006, our Outside Directors who served during 2006 earned the compensation set forth in the below table.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) (2) ($)	All Other Compensation(3) ($)		Total ($)
Samuel Broder	$46,500	$247,186	$3,785		$297,471
Karen Dawes	$70,500	$203,519	$3,032		$277,051
L. Patrick Gage	$53,500	$152,080	—		$205,580
Brad Goodwin(4)	$26,011	$136,431	$455		$162,898
Laurence Jay Korn	$35,000	$285,795	—		$320,795
Max Link(5)	$112,500	$341,577	—		$454,077
Cary Queen(6)	$7,500	$121,838	$100,000	(7)	$229,338
Jon S. Saxe	$53,000	$171,852	—		$224,852

(1)

Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2006 for the stock awards held by the named executive officer calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”) and using a Black-Scholes valuation model. See note 2 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 1, 2007 for a discussion of assumptions made by us in determining the compensation costs included in this column.

(2)

At December 31, 2006, none of our Outside Directors held any stock awards. The aggregate number of option awards outstanding at December 31, 2006 for each of our Outside Directors is set forth in our table below. Information regarding the number of stock and option awards held as of December 31, 2006 by our two employee directors, Mr. McDade and Dr. Murray, is set forth in the table titled “Outstanding Equity Awards at December 31, 2006” in the “Compensation Discussion and Analysis” section of this proxy statement.

Director	Option Shares Held as of December 31, 2006
	Vested	Unvested	Total
Samuel Broder	29,750	12,250	42,000
Karen Dawes	73,250	17,000	90,250
L. Patrick Gage	72,500	13,500	86,000
Brad Goodwin	12,500	8,750	21,250
Laurence Jay Korn*	1,256,250	10,000	1,266,250
Max Link	63,250	29,834	93,084
Cary Queen**	360,134	37,116	397,250
Jon S. Saxe***	438,750	13,250	452,000

*

Of the option shares held by Dr. Korn, 1,240,000 option shares were granted to Dr. Korn with respect to his service as an officer, all of which have vested, and the remainder 26,250 option shares were granted with respect to Dr. Korn’s service as a member of our Board.

**

Of the option shares held by Dr. Queen, 392,500 option shares were granted to Dr. Queen with respect to his service as an officer, 360,134 of which have vested, and the remainder 4,750 option shares were granted with respect to Dr. Queen’s service as a member of a the Scientific Review Committee of our Board.

***

Of the option shares held by Mr. Saxe, 400,000 option shares were granted to Mr. Saxe with respect to his service as an officer or consultant, all of which have vested, and the remainder 52,000 option shares were granted with respect to Mr. Saxe’s service as a member of our Board and its committees.

(3)	Amounts listed in this column consist of reimbursement of certain travel expenses that are taxable to the director and tax “gross-up” payments made in connection with these reimbursements.
(4)	Mr. Goodwin joined our Board on April 20, 2006.

(5)	Dr. Link resigned from our Board on April 8, 2007.
(6)	Dr. Queen served as a member of our Board at the beginning of 2006 but resigned from our Board effective February 21, 2006.
(7)	Amount consists of payments earned by Dr. Queen under the Amended and Restated Consulting Agreement that we entered into with Dr. Queen on January 2, 2006.

EXECUTIVE OFFICERS

Certain information with respect to our executive officers as of March 31, 2007, except as otherwise noted, is set forth below. Under our bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve, or such officer’s successor is elected and qualified.

Name	Age	Position
Peter Calcott, D.Phil.(1)	58	Vice President, Quality
Andrew L. Guggenhime	38	Senior Vice President and Chief Financial Officer
David Iwanicki	41	Vice President, Sales and Sales Operations
Mark McCamish, M.D., Ph.D.	55	Senior Vice President and Chief Medical Officer
Mark McDade(2)	52	Chief Executive Officer
Richard Murray, Ph.D.[2]	48	Executive Vice President and Chief Scientific Officer
Robert M. Savel, II	39	Senior Vice President, Technical Operations
Jaisim Shah	47	Senior Vice President, Marketing and Business Affairs

(1)

Dr. Calcott’s biographical information is included in this section because he was an executive officer throughout 2006 and is identified as a named executive officer in this proxy statement. Although Dr. Calcott continues to serve as our Vice President, Quality, he ceased being an executive officer as of March 30, 2007.

(2)	Biographical information for Mr. McDade and Dr. Murray is included in the section titled “Board of Directors” in this proxy statement.

Peter Calcott, D.Phil., Vice President, Quality, joined us in October 2005. Between November 2001 and September 2005, he served as Vice President of Quality and Chief Quality Officer at Chiron Corporation, a biotechnology company that was acquired by Novartis Corporation in April 2006. Prior to joining Chiron, Dr. Calcott served as Vice President of Quality for Immunex Corporation. He has also held positions in R&D, Manufacturing, Quality, Process Development and Business Development at Monsanto Company, SmithKline Beecham and Bayer AG. Dr. Calcott holds a B.Sc. (hons) in biology from the University of East Anglia and a D.Phil. from the University of Sussex. He is a native of the United Kingdom.

Andrew Guggenhime, Senior Vice President and Chief Financial Officer, joined us in April 2006. Between January 2000 and March 2006, Mr. Guggenhime served at Neoforma, Inc., most recently as Chief Financial Officer. Neoforma was a provider of supply chain management solutions for the healthcare industry before it was acquired by Global Healthcare Exchange, LLC in March 2006. From 1996 until 2000, Mr. Guggenhime was a part of the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as a Vice President, where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. Prior to joining Merrill Lynch & Co., Mr. Guggenhime worked at Wells Fargo & Company in a number of capacities, most recently as Assistant Vice President in Wells Fargo’s Real Estate Capital Markets group. Mr. Guggenhime received his B.A. in International Politics and Economics from Middlebury College and his M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University.

David Iwanicki, Vice President, Sales and Sales Operations, joined us in March 2005 upon the completion of our acquisition of ESP Pharma, Inc., having served in the same capacity at ESP Pharma from May 2002 until our acquisition in March 2005. He also serves as site manager of our New Jersey office. Mr. Iwanicki was part of the initial management team that commercialized ESP Pharma. From 1988 until May 2002, Mr. Iwanicki held various sales, marketing and sales management positions at Eli Lilly and Company, where he was involved with the creation of Eli Lilly’s cardiology business unit and cardiology specialty sales force. He later helped create a diabetes specialty sales force of more than 510 sales representatives that launched three new products in three years and also assisted in creating a critical care sales force of 210 representatives. Mr. Iwanicki received his B.A. in Marketing from Western New England College.

Mark McCamish, M.D., Ph.D., Senior Vice President and Chief Medical Officer, joined us in February 2007. From 2003 to February 2007, Dr. McCamish served as Chief Medical Officer and Vice President of Clinical Development for Perlegen Sciences, Inc., a company that analyzes unique genetic variations in clinical trial participants to develop genetically targeted, late-stage therapeutics and diagnostics. Between January 1998 and September 2003, Dr. McCamish served at Amgen, Inc., most recently as Global Development Leader responsible for the clinical development of Amgen’s Aranesp® product in new indications. From 1990 to 1997, he worked as a director at Abbott Laboratories with broad responsibilities that included national and international clinical research, design and development of new products in various therapeutic areas. Dr. McCamish received his Ph.D. at Penn State University, his M.D. from the University of California, Los Angeles, and bachelor’s and master’s degrees from the University of California, Santa Barbara. Dr. McCamish is Board Certified in Internal Medicine and Nutrition & Metabolism.

Robert M. Savel, II, Senior Vice President, Technical Operations, joined us in March 2007. Between July 1999 and March 2007, Mr. Savel held various positions of increasing responsibility at Johnson & Johnson, including most recently as Vice President of Quality and Compliance for the North American Region of Pharmaceuticals (GPSG) of Johnson & Johnson. In his most recent position at Johnson & Johnson, Mr. Savel was part of the North American Pharmaceutical Manufacturing Management Board and led a 500-person, multi-site QA and Lab organization that manufactured biologics, pharmaceuticals, transdermals, cytotoxics, and drug/device combinations. Prior to Johnson & Johnson, Mr. Savel served as a Principal Management Consultant at PricewaterhouseCoopers (PwC). While at PwC, Mr. Savel led consultant teams that drove improvements in culture, organization structure, and performance for pharmaceutical companies. Prior to PwC, Mr. Savel held positions at Ingersoll-Rand Corporation and Virginia Power. Mr. Savel received his B.S. in Mechanical Engineering from Virginia Tech.

Jaisim Shah, Senior Vice President, Marketing and Business Affairs, joined us in August 2000. Between 1997 and 2000, he served in various marketing management positions at Bristol-Myers Squibb Company, most recently as Vice President, Global Marketing for Bristol-Myers Squibb’s Neuroscience and GU franchise. Between 1991 and 1997, Mr. Shah served at Roche, most recently as Global Business Leader for oncology and virology based in Basel, Switzerland. Mr. Shah received his M.A. in International Economics from the University of Akron and his M.B.A. in Marketing from Oklahoma University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

The goals of our executive compensation program are to ensure that we can effectively recruit high quality candidates for senior leadership positions, retain these executives and appropriately reward them for their individual performance and their contribution to our overall performance as measured against the achievement of company-wide goals and objectives.

Our Compensation Committee annually reviews and evaluates the components and effectiveness of our executive compensation program to ensure our programs are consistent with our goals and that our executive compensation program is aligned with the marketplace in which we compete for executive talent. In conducting its annual review and evaluation, our Compensation Committee has used the services of J. Richard, an independent compensation consultant, to advise regarding executive compensation, including with respect to the composition of our peer group, gathering peer group and other relevant executive compensation information and analysis of this information and preparing “tally sheets” of each officer’s compensation for the Committee’s review. Our Compensation Committee also solicits and receives input from our Human Resources department and CEO and takes into account this input in determining the compensation for individual officers, other than the CEO. Our Compensation Committee also evaluates the performance of the CEO, with input from other Outside Directors. The head of our Human Resources department and our CEO customarily attend portions of our Compensation Committee’s meetings; however, our CEO is not present during voting or deliberations regarding his compensation and the head of our Human Resources department is not present during voting regarding our CEO’s compensation but may be asked to participate in certain of the deliberations regarding our CEO’s compensation.

Compensation Program Elements

Compensation payable to our executive officers is primarily comprised of five elements, which our Compensation Committee believes together motivate our executive officers to perform in a manner that enables us to meet our strategic goals and annual business objectives and increase stockholder value. The five elements which comprise our total compensation program are (1) base salary, (2) employee benefits, (3) annual cash incentives, (4) equity incentives and (5) change in control and severance benefits. Each of these elements is discussed in more detail below.

Peer Group Selection and Benchmarking

Our Compensation Committee has, with the assistance of J. Richard, selected a peer group of companies consisting of the 11 publicly traded, biotechnology companies listed below, which our Compensation Committee believes are our peers for executive compensation purposes and compete with us for executive talent. We have also included information regarding the Company in the table below for comparison purposes.

Company	Employees(1)	Market Capitalization (millions)(2)	Total Revenue (millions)(3)
MedImmune, Inc.	2,395	$8,652	$1,276.8
Sepracor Inc.	2,470	$5,138	$1,196.5
Amylin Pharmaceuticals, Inc.	1,550	$4,897	$510.9
Cephalon, Inc.	2,895	$4,678	$1,764.1
Millennium Pharmaceuticals Inc.	947	$3,609	$486.8
Vertex Pharmaceuticals Inc.	962	$3,551	$216.4
Imclone Systems Inc.	993	$3,475	$677.8
Invitrogen Corporation	4,835	$2,996	$1,263.5
PDL BioPharma, Inc.	1,100	$2,501	$414.8
OSI Pharmaceuticals, Inc.	611	$1,898	$375.7
Alkermes, Inc.	760	$1,425	$166.6
Neurocrine Biosciences, Inc.	267	$474	$39.2

(1)	The number of employees listed for each entity was obtained from the annual report on Form 10-K last filed by the entity.
(2)

The market capitalization of each entity was obtained by taking the number of shares outstanding as disclosed by the entity in the periodic report (Form 10-Q or Form 10-K) last filed by the entity before March 31, 2007 and multiplying that number by the closing price of the entity’s common stock on March 31, 2007.

(3)

Total revenue for each entity was obtained from the entity’s annual report on Form 10-K last filed by the entity. Each entity has a December 31 fiscal year end, except for Alkermes, Inc., which has a March 31 fiscal year end.

Our Compensation Committee benchmarks the amount and composition of our executive compensation against these peer group companies on a position-by-position basis comparing executive positions with similar breadth and scope of responsibilities. In connection with our Compensation Committee’s 2007 review of executive compensation, J. Richard also presented executive compensation information for Genentech Inc., Amgen Inc. and Gilead Sciences, Inc. Although we do not consider these companies to be our peers, we compete with these entities for executive talent and our Compensation Committee believed that these entities’ compensation practices, in particular, the respective components of total compensation and relative allocation of the different elements of compensation within total compensation, would provide useful reference points.

In addition to the information that J. Richard has provided to our Compensation Committee, our Human Resources group also periodically purchases third-party compensation benchmark surveys, including the Biotechnology Survey produced by Radford Surveys + Consulting, and provides these surveys to our Compensation Committee and prepares and provides additional analyses to assist our Compensation Committee’s evaluation and comparison of each element of executive compensation.

Our Compensation Committee reviews the survey and peer group compensation information prepared by its outside compensation consultant and our Human Resources group, to ensure that our total compensation program for executive officers is competitive and that we retain and properly motivate our executive officers.

Base Salary

Base salary is the fundamental, fixed element of our executive officers’ compensation and the foundation for each officer’s total compensation.

The initial amount of base salary our Compensation Committee determines to pay each of our new executive officers is primarily driven by two factors: (1) the amount the market would pay for similar positions with like responsibilities and (2) the executive officer’s experience, knowledge, skills and education. In assessing what the market would pay for a given position, our Compensation Committee relies on peer group executive compensation information prepared by its outside compensation consultants, and compensation benchmark surveys we purchase. Our Compensation Committee generally targets the 60th percentile of the market for an executive’s officer’s base salary. However, the executive officer’s overall experience and education would then determine where within the market salary range the executive officer’s base salary would initially be set.

Our Compensation Committee annually reviews each executive officer’s base salary and adjusts it based on three elements: (1) performance of the officer’s respective functional responsibilities against defined objectives, (2) individual performance, using the performance areas identified below, and (3) changes in the competitive marketplace using benchmarks of comparable positions in the biotech industry. To evaluate functional performance, our Compensation Committee receives a performance assessment from our CEO, rating each officer against annually agreed upon objectives. Each executive officer’s individual and functional area performance is measured through our annual focal review process by assessing a variety of performance areas and evaluating whether and to what extent the executive officer’s performance exceeds expectations and how consistently or often performance exceeds expectations. The areas for individual performance review include, first and foremost, the meeting of stated objectives and:

•	Decision-making ability and exercise of judgment;

•	Technical expertise and skills;

•	Demonstration of initiative and results achieved;

•	Ability to collaborate cross-functionally and teamwork;

•	Communication skills;

•	Working habits and quality of work;

•	Leadership and management skills;

•	Coaching, mentoring and development skills; and

•	Ability to manage change.

To ensure that each of our executive officer’s is compensated commensurate within market parameters, our Compensation Committee reviews peer group and benchmark survey information, using two outside compensation surveys, to assess the reasonableness and competitiveness of annual base salaries and any proposed salary increase for our executive officers. This benchmarked data helps to ensure that our overall annual adjustments to salary are designed to appropriately reward, incentivize and retain our executive officers.

Our Compensation Committee reviews the performance of our CEO, Mr. McDade, in a fashion similar to the above, on an annual basis, and the Compensation Committee’s chairperson customarily provides the overall feedback to Mr. McDade. Our Compensation Committee has relied during the past several years on the use of an outside compensation consulting firm for recommendations regarding CEO compensation matters, and in 2006 the Compensation Committee retained J. Richard for this purpose.

In February 2007, our Compensation Committee evaluated the 2006 performance of each of our officers, including our named executive officers, and the information relating to competitive salary levels, to determine what adjustments should be made to each officer’s annual base salary. Based on this evaluation, our Compensation Committee approved the adjustments to our named executive officers’ annual base salaries identified in the table below.

	2006 Base Salary		2007 Base Salary	Increase 2006 to 2007 (%)
Mark McDade	$600,000		$650,000	8.3%
Andrew Guggenhime	$305,000	*	$348,081	14.1%
Richard Murray	$375,000		$421,350	12.4%
David Iwanicki	$247,001		$258,116	4.5%
Peter Calcott	$300,000		$300,000	0.0%

*	Mr. Guggenhime joined us in April 2006; his 2006 base salary is shown here on an annualized basis.

With respect to officers other than Messrs. McDade, Murray and Guggenhime, our Compensation Committee based the determination of the salary adjustments on a review of the information on competitive salary levels and the CEO’s assessment of the individual officer’s performance as presented by the CEO, compared to individual objectives. Our Compensation Committee also took into account Dr. Murray’s promotion and additional responsibilities for managing the Human Resources and Program Management groups and Mr. Guggenhime’s additional responsibilities for managing the Corporate and Investor Relations and Corporate Services groups. With regard to Mr. McDade’s salary increase, our Compensation Committee considered benchmark salary data of CEOs in our peer group and other similar companies, and utilized the overall performance assessment of Mr. McDade to arrive at a percentage increase. Other factors considered by the Committee in determining the percentage increase for Mr. McDade’s salary included Mr. McDade’s tenure compared to other CEOs, additional responsibilities and issues faced by Mr. McDade and the Company in 2006 and his handling of these during 2006, and overall Board member feedback regarding Mr. McDade’s performance during the course of 2006.

Employee Benefits

We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides that we will match contributions up to certain limits based on tenure of employment, and our tax-qualified employee stock purchase plan. The costs of our insurance coverage benefits are largely borne by us, however, employees do pay portions of the premiums for some of these benefits. We believe these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury, encourage retirement savings through a 401(k) plan and encourage equity ownership by our employees through our employee stock purchase plan.

We also maintain an automobile fleet lease program under which our field sales professionals are eligible to use company-leased automobiles for business purposes. Each sales professional that is provided a company-leased automobile is also allowed to use the vehicle for personal use, however, we report to the Internal Revenue Service the fair market value of any personal use as taxable compensation. Mr. Iwanicki, our Vice President, Sales and Sales Operations, uses a company-leased automobile under this program and has used his company-leased automobile for personal use.

Other than the benefits that we generally provide to all our employees or, with respect to Mr. Iwanicki, our sales professionals, we do not provide our executive officers any other significant perquisites or personal benefits as a component of executive compensation.

Annual Cash Incentive

Another component of our executive officers’ total compensation is the annual cash bonus. The annual cash bonus is intended to reward our executive officers for their individual contributions and our performance during the year and for our overall performance.

Each employee’s baseline target bonus, including each officer’s target bonus, is determined based on the salary grade or level of the employee and equals a percentage of the employee’s annual base salary. Our Compensation Committee has approved the target bonus levels by salary grade level for all officers and employees, based on review of peer and benchmarking data and taking into consideration the targeted levels of other elements of compensation. The targeted bonus levels are intended to put a higher amount of total compensation and cash compensation at risk based on our performance and individual performance for officers and employees with relatively higher responsibilities. Our Compensation Committee reviews the target bonuses for executive officers each year with this goal in mind.

The actual amount of bonus to be received by each executive officer is adjusted from the target bonus level based on our performance during the year, as determined by our Board, and individual performance of the officer during the year. As noted above, our CEO conducts the annual assessment of the performance of executive officers, other than our CEO, and our Compensation Committee reviews our CEO’s assessment of the other executive officers. Our Compensation Committee is solely responsible for evaluating our CEO’s performance and assesses his performance annually. The individual performance of each officer is reviewed by our Compensation Committee, which determines the amount of target bonus adjustment.

In recent years, towards the end of the calendar year, our Board has approved company-wide objectives for the following year. For example, in September 2005 our Board set 28 objectives for us to achieve through 2006, including objectives regarding clinical development and lifecycle management, manufacturing, marketing, product sales, total revenue, cash flow, partnering and collaboration efforts and organization development. Also, toward the end of the calendar year in recent years, our Board evaluated the extent to which the current year’s corporate objectives had been achieved and otherwise evaluated our overall performance as a company during the year. Based on this evaluation, our Board then exercised its discretion and determined the percent of the target bonus that was the baseline for the actual bonus paid to each officer.

In November 2006, our Board determined, after evaluating our overall performance in 2006 and the extent to which we had achieved the corporate objectives set by our Board in September 2005, that each officer’s target bonus would be reduced by 40% to equal 60% of their initial target bonus. While our 2006 financial performance was well ahead of 2005 and many other operational measures were in line with our 2006 plan, the major factors assessed for this bonus reduction included delays to our Nuvion® antibody product and ularitide development programs and missed sales expectations versus plan for our novel thrombolytic, the Retavase® product. In February 2007, our Compensation Committee reviewed each officer’s functional performance versus objectives as well as overall individual effectiveness, and the recommendations of our CEO regarding each officer’s overall performance rating and recommended bonus, in light of the overall reduction of target bonuses to 60% of the initial target bonus. Our Compensation Committee approved the recommendations for bonuses payable with respect to each officer tied to their overall performance during 2006. With regard to Mr. McDade’s bonus compensation, our Compensation Committee reviewed Mr. McDade’s overall leadership and individual contributions as well as our overall performance against our 2006 objectives. Our Compensation Committee took note of Mr. McDade’s efforts in handling additional responsibilities and challenges during 2006. Based on this review, our Compensation Committee determined, and our Board concurred, that Mr. McDade should receive a bonus of 50% of his base salary, reduced from the target payout of 75% for 2006.

The target bonus for each of our named executive officers for the bonuses earned in 2006, as adjusted our performance and individual officer performance, are included in the table below. The actual bonuses earned by each named executive officer in 2006 are listed in the Summary Compensation Table in the “Bonus” column.

Named Executive Officer	Initial Target Bonus (unadjusted)	Final Bonus (adjusted for company and individual performance)
Mark McDade	75%	50%
Andrew Guggenhime	37.5%	24%*
Richard Murray	37.5%	31%
David Iwanicki	30%	18%
Peter Calcott	30%	8%

*

In accordance with our policy of pro rating bonuses of employees that start their employment with us after the start of the year and because Mr. Guggenhime started his employment with us in April 2006, Mr. Guggenhime’s target bonus was further pro rated to 18%.

2007 Performance Bonus Program

In 2006, our Board began evaluating whether to implement a more formal performance-based bonus program that would more clearly tie all employees’ bonuses to our achievement of goals to provide greater alignment with our stockholders’ interests and more clearly focus the organization on the achievement and prioritization of our goals.

In February 2007, our Board approved a performance-based bonus program for calendar year 2007 (the “2007 Performance Program”) pursuant to which eligible employees, including our officers, may receive cash bonuses for the successful achievement of certain corporate goals during 2007. A majority of the goals in the

2007 Performance Program relate to objectives for programs in development or lifecycle management stage and the other goals relate to corporate financial objectives. The primary goals under the 2007 Performance Program and their respective weighting are set forth below:

Category	Weighting
Clinical development goals related to our development programs	35%
Research and development goals	22%
Net product sales and gross margin goals	20%
Partnership goal	13%
Non-GAAP earnings goal	10%

Total:	100%

Goals related to the advancement of our drug development efforts are more heavily weighted (57% aggregate weighting) than are our corporate financial goals (30% aggregate weighting) because we believe that advancing our drug development efforts in 2007 are of primary importance to our achievement of our long-term goals. We believe that each of the corporate goals we have set for 2007 would be relatively difficult to achieve without focused, efficient execution of our objectives by all of our officers and employees. The Committee believed that each of the goals is important to building stockholder value and designed the goals to be within reach of achievement with significant and concerted collective effort. Some goals will be more difficult to achieve than others, however, overall the Compensation Committee believes that it is more likely than not that we will pay out less than the entire bonus achievable under the 2007 Performance Program.

The extent to which we successfully achieve these corporate goals, as determined by our Board, will determine the amount of the bonus pool under the 2007 Performance Program, subject to the exercise of the discretion of our Board to increase, decrease or eliminate the bonus pool under the 2007 Performance Program. For example, if we achieved all of the goals listed above other than the “Partnership goal,” the amount of the bonus pool would equal 87% (which is the sum of the weightings of the goals hypothetically achieved) of the aggregate target bonus for all employees. The bonus pool could be increased by up to 40% of the aggregate target bonus for all employees if we overachieve on some of the goals identified in the above table and by up to an additional 20% if we achieve certain stretch goals we set related to partnerships and collaborations.

The bonus pool will then be allocated among eligible employees, including officers, based on each eligible employee’s target bonus and the eligible employee’s individual performance. The targeted bonus levels put a higher amount of total compensation and cash compensation at risk based our performance and individual performance for officers and employees with relatively higher responsibilities.

Our Board reserves the right, exercisable at its discretion, to increase, decrease or eliminate the bonuses that could be paid under the 2007 Performance Program and to amend or terminate the 2007 Performance Program at any time.

The current target bonus for each of our named executive officers is set forth below in the table below, however, our Compensation Committee is in the process of evaluating the target bonus levels for our executive officers and may revise some of our executive officer’s target bonus percentage in connection with this process.

Named Executive Officer	Target
Mark McDade	75%
Andrew Guggenhime	37.5%
Richard Murray	50%*
David Iwanicki	30%
Peter Calcott	30%

*

Dr. Murray’s annual target bonus was 37.5% for 2006. Upon Dr. Murray’s promotion to the position of Executive Vice President and Chief Scientific Officer in February 2007, Dr. Murray’s annual target bonus was increased from 37.5% to 50%.

Equity Incentives

We believe that equity awards encourage the perspective necessary to meet longer-term financial and strategic goals and more closely align the interests of our employees with those of our stockholders by causing our employees to think like owners because the value of equity awards, especially stock options, increases only if the value of each shares of our common stock increases. The long-term incentive of equity awards provides balance to the shorter-term focus that base salary and annual bonuses may foster in isolation, thereby promoting thoughtful, balanced decision-making by our employees. We also believe that equity incentives are a key part of our ability to attract and retain employees, especially officers, in a highly competitive labor market.

In April 2005, after a review of equity grant and annual cash incentive practices by our peers, our Compensation Committee revised our equity grant guidelines for new employee stock option grants and annual employee stock option grants to reduce the maximum size of awards for each salary grade, including for officers, and increased the amount of compensation allocated to annual cash incentives for each salary grade. On average, we reduced the maximum size of (1) our new hire, employee stock option awards at that time by approximately 50% and (2) our annual employee stock option awards by approximately 30% relative to the prior guidelines which our Board initially adopted in December 2000 and reconfirmed in September 2004. On average, we also increased the target annual bonus by 70% for each salary grade. We are in the process of again reviewing the equity grant and cash incentive practices of our peers and may adjust our guidelines and practices in light of this review.

Prior to 2005, our equity incentive plans only allowed for the grant of stock options and stock options were the only form of equity incentive we awarded to our employees. In 2005, our Board and stockholders approved our 2005 Equity Incentive Plan, which allows for the grant of a variety of incentive awards including stock options, stock appreciation rights, restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards. We believe that this greater array of available awards permits a more tailored approach to incentive practices better suited to assisting us with attracting and retaining employees and will, to the extent full value or non-equity awards are granted, mitigate the dilutive effect that stock option grants alone have.

New Hire Grants

We grant to all our new employees stock option awards in connection with the start of their employment. The number of option shares granted to a new employee is customarily based on the salary grade of the new employee and subject to grant size guidelines established by our Compensation Committee. Because compensation packages for executive officers tend to be more highly negotiated than are compensation packages for other employees, equity awards to executive officers may vary from the guidelines customarily followed to a greater degree than awards to other employees. For retention purposes, we target the size of our equity grants to be competitive with our peers and roughly at the 60th percentile based on compensation survey data we obtain.

On average, the grant date fair value of our new hire stock option grants to new officers, computed in accordance with FAS123R, equals approximately 130% of the total annual cash compensation, which is composed of starting annual base salary plus the target bonus amount. However, the actual ratio of grant date fair value to total annual cash compensation can vary significantly depending on our compensation negotiations with a new officer and the market price of our common stock on the date the new hire stock option is granted.

Stock option grants to new employees, other than officers, are customarily approved and granted by the Equity Grant Committee of our Board on the first business day of the week following the new employee’s start date and have an exercise price equal to the closing price of our common stock on the date of grant. We believe that the process of granting new hire option grants on a weekly basis provides an even-handed, fair approach for our employees generally, because the new hire stock option grant to each new employee is granted closer in time to the employee’s decision to accept an employment offer than if grants were made on a monthly, quarterly or less-frequent basis. Stock option grants to promoted employees, other than officers, are also customarily approved and granted by the Equity Grant Committee on the first business day of the first week after the date of the promotion. Most promotions occur in March in connection with the annual performance review process, however, promotions also occur from time to time throughout the year. Our new hire and promotion stock option grants vest over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48 of the shares subject to the option vesting monthly after the first anniversary.

The Equity Grant Committee is not authorized to grant equity awards to those officers that would be deemed “officers” (“Section 16 Officers”) under Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”). Grants to Section 16 Officers are made only by our Compensation Committee. Grants to other officers are also customarily made by our Compensation Committee and not by our Equity Grant Committee, even though our Equity Grant Committee also has the authority to grant equity awards to these other officers. Our Compensation Committee customarily approves the general terms of employment offers to prospective new officers, subject to limitations to allow our management to negotiate final terms with the candidate. The equity award grant negotiated with the prospective new officer is then approved by our Compensation Committee after the officer candidate accepts our employment offer but before the start of employment. Because stock option grants to newly hired officers are customarily approved prior to the start of employment, these grants are usually effective on the officer’s employment start date and have an exercise price equal to the closing price of our common stock on the officer’s employment start date, which is the grant date. Our Compensation Committee also approves equity awards to officers in connection with promotions. These grants are customarily effective on the date of the promotions.

Annual Incentive Grants

In addition to new hire option grants, we also grant employees, including our officers, mid-year stock option awards and, since 2005 with respect to our executive officers, restricted stock awards. In the past four years, our Compensation Committee has made these grants at the regularly scheduled meeting of our Compensation Committee in July, and we expect to continue a similar practice of making our mid-year grants shortly after our annual stockholders meeting. Our mid-year stock option and restricted stock grants tend to be on average approximately half the size of the grants that would otherwise be made to a new hire of the same salary grade, although an employee’s individual performance affects the actual size of the grant with higher performers receiving larger awards and lower performers receiving smaller or no awards. The goal of our annual equity incentive grant is to provide officers and employees with continued incentives to improve corporate performance and continuing retention benefits. We allocate between stock options and restricted stock awards to our executive officers on a case-by-case basis with awards weighted to either stock options or restricted stock for individual officers or employees based on our Compensation Committee’s assessment in individual cases of the relative motivational impact of the respective types of equity and consistent with our Compensation Committee’s goal to minimize dilution of stockholders. Our Compensation Committee determines the number of option shares or shares of restricted stock to be granted to each individual officer based on a review of:

•	The officer’s position at the Company,

•	His or her individual performance,

•	The number of unvested stock options and restricted shares held by the officer,

•	The amount that the officer’s stock options are “in the money,” that is the extent to which the current market price exceeds the exercise price of the officers stock options, and

•	Other factors, including independent equity compensation survey data.

Our mid-year stock option grants have an exercise price equal to the closing price of our common stock on the date of grant and vest with respect to 1/48 of the shares subject to the option on a monthly basis after the grant date. Restricted stock grants vest annually with respect to 25% of the shares subject to the grant.

In July 2006, our Compensation Committee made annual grants of restricted stock and stock options to our executive officers based on the above criteria. Our Compensation Committee and Board recommended a grant of restricted stock and stock options to Mr. McDade in July 2006, but Mr. McDade declined to accept the grants because of the performance of the market price of our common stock from the start of 2006. Our Compensation Committee accepted Mr. McDade’s decision and no restricted stock or stock options were granted to Mr. McDade in 2006. Our Compensation Committee plans to consider annual equity grants to executive officers in mid-2007.

Policy on Timing of Equity Grants

We do not have any plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information. We also do not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our executive officers. However, because we grant our stock options and restricted stock at or promptly after specific events such as the start of employment, the time of promotion or the date of a Board or Compensation Committee meeting, some of these grants may occur shortly before our release of positive, material nonpublic information or shortly after our release of negative, material nonpublic information.

Change in Control and Severance Benefits

Our change in control benefits are intended to retain our officers during the pendency of a proposed change of control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Our Compensation Committee has determined that offering change in control benefits would better ensure the retention of our officers during the pendency of a potential change in control transaction. Without these benefits, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align our officers’ interests with those of our stockholders in change in control transactions. The potential payments that each of our named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2006 are set forth under the section titled “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Executive Retention and Severance Plan

In October 2001, we adopted our Executive Retention and Severance Plan, or the “retention plan,” which provides for the acceleration of vesting of equity awards and severance benefits in connection with a “change in control.” Each of our officers, including our named executive officers, is eligible to receive benefits under the retention plan. The extent of vesting acceleration and amount of severance payable to an officer is based on whether an officer is a “participant,” “executive committee member” or the “chief executive officer” under the retention plan. Each of our named executive officers is currently an executive committee member.

A change in control under our retention plan is deemed to occur if:

•

any person or entity becomes the “beneficial owner” of 40% or more of (1) the outstanding shares of our common stock or (2) the total combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•

we are a party to a merger or consolidation which results in the holders of our voting securities outstanding immediately prior to the merger of consolidation failing to retain immediately after such merger or consolidation beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or the directors of the surviving entity outstanding immediately after such merger or consolidation;

•	the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or

•

a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the retention plan).

Immediately prior to a change in control, regardless of whether or not the surviving or acquiring entity assumes or issues substitute awards for stock options, 100% of the unvested portion of stock options and restricted stock held by our CEO would become vested.

Immediately prior to a change in control in which the surviving or acquiring entity assumes or issues substitute awards for stock options, 50% of the unvested portion of stock options and restricted stock held by each of our other executive committee members would become vested. No acceleration of the vesting of stock options and restricted stock held by our other officers would occur in such a change in control. However, if the surviving or acquiring entity in a change in control does not assume options or restricted stock or otherwise issue substitutes for those awards, then, immediately prior to the change in control, 50% of the unvested portion of restricted stock held by each non-CEO executive committee member would become vested and the vesting of each officer’s stock options (including non-executive committee members) would accelerate as follows:

•	If the officer has been employed for more than two years, then 100% of the unvested portion of the officer’s stock option would become vested; or

•

If the officer has been employed for less than two years, then (1) 50% of the unvested portion of the officer’s stock option would become vested or (2) if the following method would result in a greater number of option shares becoming vested, the unvested portion shall become vested to the extent it would have become vested had the officer been employed for an additional two years.

We believe that the “single trigger” acceleration of unvested stock options and restricted stock described above provides an incentive for our officers to remain employed with us through the closing of the change in control. Without the above-described acceleration of equity awards, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the acquiring or surviving entity, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.

The retention plan also provides for severance and health and life insurance continuation benefits and the further acceleration of equity awards in the event the participating officer’s employment is terminated other than for “Cause” or the officer terminates his or her employment for “good reason” (each, a “triggering termination”). The severance benefits granted and equity acceleration that occurs in connection with a triggering termination are conditioned on the officer’s execution of a general release of all known and unknown claims against us in a form prescribed by the retention plan.

If the CEO’s employment is terminated other than for “cause” or the CEO terminates his or her employment for “good reason” within three years of a change in control, then:

•	100% of the unvested portion of stock options and restricted stock held by our CEO, including awards granted by the surviving or acquiring entity after the change in control, would become vested;

•	stock options held by the CEO would remain exercisable for six months after termination;

•	the CEO would continue to receive health and life insurance benefits for three years after the triggering termination; and

•	the CEO would receive a lump sum payment equal to three times the sum of the CEO’s “annual base salary” and “annual bonus.”

If the employment of a non-CEO Executive Committee Member is terminated other than for “Cause” or the officer terminates his or her employment for “good reason” within three years of the change in control, then:

•	100% of the unvested portion of stock options and restricted stock held by the officer, including awards granted by the surviving or acquiring entity after the change in control, would become vested;

•	stock options held by the officer would remain exercisable for six months after termination;

•	the officer would continue to receive health and life insurance benefits for two years after the triggering termination; and

•	the officer would receive a lump sum payment equal to two times the sum of the officer’s “annual base salary” and “annual bonus.”

For purposes of the retention plan, the term “annual base salary” means an amount equal to the greater of (1) the officer’s annual base salary immediately prior to the triggering termination or (2) the officer’s annual base salary immediately prior to the change in control and the term “annual bonus” means an amount equal to the greater of (1) the aggregate amount of all bonuses earned by the officer during the fiscal year immediately prior to the change in control, (2) the aggregate amount of all bonuses earned by the officer during the fiscal year immediately prior to the triggering termination, or (3) the aggregate of all annual bonuses that would be earned by the officer at the targeted annual rate assuming attainment of 100% of all applicable performance goals in the year which the triggering termination occurs.

For purposes of the retention plan, the term “cause” means the occurrence of any of the following, as determined by not less than two-thirds of our Board at a meeting of our Board called for such purpose (after reasonable notice to subject person and an opportunity, together with counsel, to be heard before our Board):

•	Such person’s theft of our property, act of dishonesty or fraud against us, or intentional falsification of any employment or other record of ours;

•	Such person’s improper use or disclosure of our confidential or proprietary information;

•	Such person’s gross negligence or willful misconduct in the performance of assigned duties (but not mere unsatisfactory performance), subject to cure within a limited period of time; or

•	Such person’s conviction (including any plea of guilty or nolo contendere) of a felony which materially impairs such person’s ability to perform his or her duties to us.

In the event that any payment or benefit received by a participant under the retention plan or otherwise payable to the participant would be subject to the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code, we would also make a tax “gross-up” payment under the retention plan to the participant so that the net amount retained by the participant from all payments after deduction of applicable taxes, including excise tax, penalties and interest with respect to these payments, equals the net amount that the participant would have retained in the absence of the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code.

Other Severance Benefits

Pursuant to the terms of our employment offer letter with Mr. McDade, our Chief Executive Officer, if Mr. McDade’s employment is terminated by us without “Cause” (as defined in the retention plan), and Mr. McDade executes and delivers to us a general release in a form reasonably satisfactory to us, Mr. McDade would receive salary and bonus continuation at the same level as his most recently awarded bonus for one year from the date of such termination, or until Mr. McDade accepts a full-time position with another company, whichever occurs first.

We do not provide our employees, including our named executive officers, any severance benefits other than the benefits we provide to participants in our retention plan and to Mr. McDade pursuant to his employment offer letter.

Tax Considerations

Our Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility for federal income tax purposes of executive compensation paid to our CEO and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Our 2006 annual bonuses and the income deemed received upon the vesting of restricted stock awards granted under the 2005 Equity Incentive Plan do not qualify for an exemption from these deductibility restrictions, while income from stock options granted under the 1999 Stock Option Plan or the 2005 Equity Incentive Plan generally qualifies for an exemption from these restrictions. Both current members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is and has been solely responsible for granting stock options to executive officers. In the future, our Compensation Committee will continue to evaluate the advisability of exempting executive compensation from the deductibility limits of Section 162(m). Our Compensation Committee’s policy is to qualify our executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives.

Stock Ownership Guidelines

The Board believes that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders and, as a result, has adopted stock ownership guidelines stating that our non-employee directors, our CEO and the five most highly compensated officers (based on annual base salary), other than our CEO, should maintain certain minimum ownership levels of our common stock.

Our stock ownership guidelines state encourage the following levels of ownership:

•

Each non-employee director should own shares of common stock with a value of at least three times the annual cash retainer we pay to the non-employee director by the later of (1) April 2012 or (2) seven years after the date the person initially becomes a non-employee director;

•

Our CEO should own shares of common stock with a value of at least three times the CEO’s annual base salary by the later of (1) April 2012 or (2) seven years after the date the person initially becomes CEO; and

•

Our five most highly compensated officers (based on annual base salary) other than our CEO should own shares of common stock with a value of at least two times the officer’s annual base salary by the later of (1) April 2012 or (2) seven years after the date the person initially becomes such an officer.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

Prohibition Against Certain Equity Transactions

Our Trading Compliance Policy prohibits our officers from engaging in “short” sales and hedging or monetization transactions which could reasonably cause our officers to have interests adverse to our stockholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline in value. We prohibit our officers from entering into “short” sales because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. Our officers are also prohibited under our Trading Compliance Policy from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 18 to 30 of this proxy statement. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted,

Karen Dawes

Max Link, Ph.D.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (the “named executive officers”) during 2006.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compen- sation ($)		Total ($)
Mark McDade Chief Executive Officer	2006	$600,000		$300,000		$322,377	$526,154	$9,536	(4)	$1,758,067

Andrew Guggenhime Senior Vice President and Chief Financial Officer	2006	$228,750	(5)	$74,900	(6)	$44,307	$168,410	$3,365	(7)	$519,732

Richard Murray, Ph.D. Executive Vice President and Chief Scientific Officer	2006	$375,000		$116,250		$118,968	$178,371	$5,810	(7)	$794,399

David Iwanicki Vice President, Sales and Sales Operations	2006	$247,001		$196,565	(8)	$—	$285,462	$12,223	(9)	$741,251

Peter Calcott, D.Phil. Vice President, Quality and Compliance	2006	$300,000		$24,000		$17,464	$351,339	$5,322	(7)	$698,125

(1)

Although the target bonuses (not including hiring, retention or sales bonuses that were earned by some of our named executive officers) of each of the named executed officers earned in 2006 were adjusted based on our performance during 2006, we had not established or communicated to our executive officers a formal connection between the amount of the target bonus the executive officer would receive and the extent to which we achieved our company-wide objectives until November 2006. Because of this, the bonuses that our named executive officers received that were impacted by our performance are disclosed in this “Bonus” column and not classified and disclosed in a separate column as awards under non-equity incentive plans.

(2)

Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2006 for the shares of restricted stock held by our named executive officer calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”). See note 2 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 1, 2007 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)

Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2006 for the stock awards held by the named executive officer calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See note 2 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 1, 2007 for a discussion of assumptions we made in determining the compensation costs included in this column.

(4)

Consists of (a) matching contributions we made to Mr. McDade’s 401(k) plan with respect to his 2006 contributions; (b) insurance premiums we paid during 2006 with respect to life insurance for the benefit of Mr. McDade; (c) the value of gifts and awards to Mr. McDade; and (d) the amount of tax “gross-ups” we paid to Mr. McDade.

(5)	Mr. Guggenhime’s annual base salary in 2006 was $305,000. The amount of salary earned is lower than his base salary, however, because Mr. Guggenhime joined us in April 2006.
(6)	Includes a hiring bonus of $20,000 we paid to Mr. Guggenhime at the start of his employment with us in April 2006.

(7)

Consists of matching contributions we made to the officer’s 401(k) plan with respect to the officer’s 2006 contributions and insurance premiums we paid during 2006 with respect to life insurance for the benefit of the officer.

(8)

Includes $125,000 paid as a retention bonus in March 2006 and $27,105 paid because we achieved greater than 100% of the aggregate annual sales target for our Cardene IV and IV Busulfex products. Each of these amounts was paid pursuant to the terms of the employment offer letter we entered into with Mr. Iwanicki.

(9)

Consists of (a) matching contributions we made to Mr. Iwanicki’s 401(k) plan with respect to his 2006 contributions; (b) insurance premiums we paid during 2006 with respect to life insurance for the benefit of Mr. Iwanicki; (c) the value of gifts and awards to Mr. Iwanicki; (d) the value of Mr. Iwanicki’s personal use of a company automobile; and (e) the amount of tax “gross-ups” we paid to Mr. Iwanicki.

Grants of Plan-Based Awards During 2006

The following table lists each equity award we granted to our named executive officers during 2006.

Name	Grant Date	Date of Compensation Committee Action		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Mark McDade	—	—		—		—		—	—

Andrew Guggenhime	04-03-06	02-15-06	(1)	7,500	(2)			—	$243,675
	04-03-06	02-15-06	(1)			65,000	(2)	$32.49	$833,443
	07-20-06	07-19-06	(3)			20,000	(4)	$17.13	$151,308

Richard Murray	07-20-06	07-19-06	(3)	17,000	(2)			—	$291,210
	07-20-06	07-19-06	(3)			25,500	(4)	$17.13	$192,918

David Iwanicki	07-20-06	07-19-06	(3)			31,000	(4)	$17.13	$234,527

Peter Calcott	07-20-06	07-19-06	(3)			21,000	(4)	$17.13	$158,873

(1)

Our Compensation Committee approved this award in connection with Mr. Guggenhime’s acceptance of our employment offer to him. Because Mr. Guggenhime was not yet our employee, the grant as approved was not effective until the start of his employment on April 3, 2006.

(2)	This award was made under our 2005 Equity Incentive Plan.
(3)

Our Compensation Committee approved this award at a meeting held on July 19, 2006 but determined at that time to make the grant effective as of the meeting of our Board that occurred on July 20, 2006 because we had previously communicated to employees on various occasions that our mid-year equity awards would be made on July 20, 2006 in connection with our Board meeting that was scheduled to occur on that date.

(4)	This award was made under our 1999 Stock Option Plan.

Employment Arrangements

We have entered into employment offer letters with each of our named executive officers in connection with their start of employment with us. None of these employment offer letters indicates a specific term of employment, each officer is an “at-will” employee and each officer’s employment may be terminated by either party at any time. Certain terms of each of these employment offer letters are summarized below. Our Compensation Committee is in the process of evaluating the target bonus levels of each of our named executive officers identified in the summaries below and may revise some of our executive officer’s target bonus percentage in connection with this process.

Mark McDade

We entered into an employment offer letter with Mr. McDade on October 24, 2002 for the position of Chief Executive Officer. Pursuant to Mr. McDade’s employment offer letter, we agreed to an initial annual base salary, an initial target bonus amount, payment of a relocation and hiring bonus and reimbursement of certain relocation expenses. We also agreed to grant to Mr. McDade an option to purchase shares of our common stock, subject to approval by our Board. These obligations were satisfied before 2006.

We also agreed that if Mr. McDade’s employment is terminated by us without “Cause” (as defined in the retention plan), and Mr. McDade executes and delivers to us a general release in a form reasonably satisfactory to us, Mr. McDade would receive salary and bonus continuation at the same level as his most recently awarded bonus for one year from the date of such termination, or until Mr. McDade accepts a full-time position with another company, whichever occurs first.

Mr. McDade’s current annual base salary is $650,000 and his target bonus is currently 75% of his annual base salary.

Andrew Guggenhime

We entered into an employment offer letter with Mr. Guggenhime on March 7, 2006 for the position of Senior Vice President and Chief Financial Officer. Pursuant to Mr. Guggenhime’s employment offer letter, we agreed to an initial annual base salary of $305,000, an initial target bonus amount of 37.5% and payment of a $20,000 hiring bonus. We also agreed to grant to Mr. Guggenhime an option to purchase 65,000 shares of our common stock and 7,500 shares of restricted stock, subject to approval by our Board. All of these obligations were satisfied in 2006. However, if Mr. Guggenhime voluntarily resigns or his employment is terminated for cause prior to his two-year anniversary, he would be obligated to repay to us $10,000 of the hiring bonus we paid to him at the start of his employment.

Mr. Guggenhime’s current annual base salary is $348,081 and his target bonus is currently 37.5% of his annual base salary.

Rich Murray

We entered into an employment offer letter with Dr. Murray on February 4, 2003 for the position of Vice President, Research, in connection with our acquisition of Eos Biotechnology, Inc., a company Dr. Murray co-founded in 1998. Pursuant to Dr. Murray’s employment offer letter, we agreed to an initial annual base salary and a retention bonus. We also agreed to grant to Dr. Murray an option to purchase shares of our common stock, subject to approval by our Board. These obligations were satisfied before 2006.

Dr. Murray’s current annual base salary is $421,350 and his target bonus is 50% of his annual base salary.

David Iwanicki

We entered into an employment offer letter with Mr. Iwanicki on March 9, 2005 for the position of Vice President, Sales and Sales Operations, in connection with our acquisition of ESP Pharma Holding Company, Inc., of which he was an officer prior to our acquisition. Pursuant to Mr. Iwanicki’s employment offer letter, we agreed to an initial annual base salary, a hiring bonus, retention bonuses and sales bonuses. We also agreed to grant to Mr. Iwanicki an option to purchase shares of our common stock, subject to approval by our Board. Other than as noted in the next paragraph, these obligations were satisfied before 2006.

In accordance with Mr. Iwanicki’s employment offer letter, we paid Mr. Iwanicki his first anniversary retention bonus of $125,000 in March 2006 and his second anniversary retention bonus of $65,000 in March 2007. We also paid Mr. Iwanicki a $27,105 sales bonus under his employment offer letter with respect to 2006 sales because we achieved greater than 100% of the aggregate annual sales target for our Cardene® IV and IV Busulfex® products. Mr. Iwanicki is not entitled to any additional retention or sales bonuses under his offer letter.

Mr. Iwanicki’s current annual base salary is $258,116 and his target bonus is currently 30% of his annual base salary.

Peter Calcott

We entered into an employment offer letter with Dr. Calcott on September 6, 2005 for the position of Vice President, Quality and Compliance. Pursuant to Dr. Calcott’s employment offer letter, we agreed to an initial annual base salary, an initial target bonus amount, payment of hiring bonus, reimbursement of certain relocation expenses and a tax gross-up with respect to the relocation expense reimbursement. We also agreed to grant to Dr. Calcott an option to purchase shares of our common stock, subject to approval by our Board. These obligations were satisfied before 2006. However, if Dr. Calcott voluntarily resigns or his employment is terminated for cause prior to October 10, 2007, his two-year anniversary, he would be obligated to repay to us $54,500 of the hiring bonus and $73,451 of the relocation expense reimbursement and related tax gross-up we paid to him at the start of his employment.

Dr. Calcott’s current annual base salary is $300,000 and his target bonus is currently 30% of his annual base salary.

Option Exercises and Stock Vested in 2006

The following table lists the number of shares of our common stock acquired upon exercise of options by each named executive officer during 2006 and the number of shares of restricted common stock held by each named executive officer that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Mark McDade	100,000	$2,108,382	15,000	(3)	$261,000
Andrew Guggenhime	—	—	—		—
Richard Murray	15,000	$348,422	4,050	(4)	$70,470
David Iwanicki	44,742	$556,817	—		—
Peter Calcott	—	—	625		$12,713

(1)	Value realized on exercise equals the aggregate differences between the market price and the exercise price at the time of each option exercise.
(2)	Value realized on vesting equals the market value of the shares that vested on the vesting date.
(3)	Of the 15,000 restricted shares that vested in 2006, 6,863 were cancelled to satisfy withholding tax obligations that arose on the vesting date.
(4)	Of the 4,050 restricted shares that vested in 2006, 1,448 were cancelled to satisfy withholding tax obligations that arose on the vesting date.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information regarding each unexercised option to purchase shares of our common stock and shares of restricted common stock held by each of our named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark McDade	600,000	(1)	—		$8.30	10/24/2012
	53,958		16,042	(2)	$7.83	4/11/2013
	53,958		16,042	(2)	$13.96	7/1/2013
	102,083		37,917	(3)	$15.25	7/23/2014
							45,000	(4)	$906,300

Andrew Guggenhime	—		65,000	(5)	$32.49	4/3/2013
	2,083		17,917	(6)	$17.13	7/20/2013
							7,500	(7)	$151,050

Richard Murray	21,875		8,750	(8)	$7.85	4/2/2013
	27,500		12,188	(9)	$15.25	7/23/2014
	43,750		16,250	(10)	$15.25	7/23/2014
	2,656		22,844	(11)	$17.13	7/20/2013
							12,150	(12)	$244,701
							17,000	(13)	$342,380

David Iwanicki	4		59,063	(14)	$15.73	4/18/2015
	1,594		5,490	(15)	$21.73	7/13/2012
	649		27,771	(16)	$17.13	7/20/2013

Peter Calcott	18,958		46,042	(17)	$27.87	10/10/2012
	2,187		18,813	(18)	$17.13	7/20/2013
							1,875	(19)	$37,763

(1)	This option vested with respect to 225,000 shares on November 18, 2003 and continued to vest with respect to 18,750 shares monthly thereafter.
(2)	This option vested with respect to 17,500 shares on November 18, 2004 and continued to vest with respect to approximately 1,458 shares monthly thereafter.
(3)	This option vests with respect to approximately 2,917 shares each month. This option began vesting on January 1, 2004.
(4)	This restricted stock award vested with respect to 15,000 shares on July 13, 2006 and will vest with respect to 15,000 shares on July 13 of each year thereafter.
(5)	This option vested with respect to 16,250 shares on April 3, 2007 and continued to vest with respect to approximately 1,354 shares monthly thereafter.
(6)	This option vests with respect to approximately 417 shares each month. This option began vesting on August 20, 2006.
(7)	This restricted stock award vested with respect to 1,875 shares on July 13, 2006 and will vest with respect to 1,875 shares on July 13 of each year thereafter.
(8)	This option vested with respect to 26,250 shares on April 7, 2003 and continued to vest with respect to approximately 2,187 shares monthly thereafter.
(9)	This option vests with respect to approximately 938 shares each month. This option began vesting on January 1, 2004.
(10)	This option vests with respect to 1,250 shares each month. This option began vesting on January 1, 2004.

(11)	This option vests with respect to approximately 531 shares each month. This option began vesting on August 20, 2006.
(12)	This restricted stock award vested with respect to 4,050 shares on July 13, 2006 and will vest with respect to 4,050 shares on July 13 of each year thereafter until fully vested.
(13)	This restricted stock award will vest with respect to 4,250 shares on July 20, 2007 and will vest with respect to 4,250 shares on July 20 of each thereafter until fully vested.
(14)	This option vested with respect to 26,250 shares on March 24, 2006 and continued to vest with respect to approximately 2,187 shares monthly thereafter.
(15)	This option vests with respect to approximately 177 shares each month. This option began vesting on August 13, 2005.
(16)	This option vests with respect to approximately 646 shares each month. This option began vesting on August 20, 2006.
(17)	This option vested with respect to 16,250 shares on October 10, 2006 and continued to vest with respect to approximately 1,354 shares monthly thereafter.
(18)	This option vests with respect to 437.5 shares each month until fully vested. This option began vesting on August 20, 2006.
(19)	This restricted stock award vested with respect to 625 shares on October 10, 2006 and will vest with respect to 625 shares on October 10 of each year thereafter until fully vested.

We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during 2006.

Potential Payments Upon Termination or Change in Control

The tables below identify the potential payments that each of our named executive officers would have received in the event of a change in control or termination of employment assuming that the transaction or termination occurred on December 31, 2006. All of the potential payments listed in the table below are payments that would have been made pursuant to the terms of our retention plan discussed above under the heading “Change in Control and Severance Benefits,” except for the potential payment to Mr. McDade listed in the row titled “Termination without ‘cause’” in the table below, which potential payment would be made pursuant to the terms of Mr. McDade’s employment offer letter.

	Acceleration of Vesting(1)		Severance Payment(2)		Continuation of Benefits(3)	Tax Gross-Up Payments	Total
	Stock Options	Restricted Stock
Mark McDade
• Termination without “cause”	—	—	$1,050,000	(4)	—	—	$1,050,000
• Change in control transaction(5)	$482,031	$906,300	—		—	—	$1,388,331
• Change in control employment termination(6)	$482,031	$906,300	$3,150,000		$38,827	$1,802,281	$6,379,438

Andrew Guggenhime
• Change in control transaction (options assumed)(7)	$26,965	$75,525	—		—	—	$102,490
• Change in control transaction (options not assumed)(8)	$30,100	$75,525	—		—	—	$105,625
• Change in control employment termination(9)	$53,930	$151,050	$821,563		$27,096	—	$1,053,639

Richard Murray
• Change in control transaction (options assumed)(7)	$157,680	$293,541	—		—	—	$451,220
• Change in control transaction (options not assumed)(8)	$315,360	$293,541	—		—	—	$608,900
• Change in control employment termination(9)	$315,360	$587,081	$1,031,250		$27,096	—	$1,960,787

David Iwanicki
• Change in control transaction (options assumed)(7)	$172,029	—	—		—	—	$172,029
• Change in control transaction (options not assumed)(8)	$278,180	—	—		—	—	$278,180
• Change in control employment termination(9)	$344,059	—	$942,203		$27,096	$458,670	$1,772,028

Peter Calcott
• Change in control transaction (options assumed)(7)	$28,314	$18,881	—		—	—	$47,195
• Change in control transaction (options not assumed)(8)	$30,100	$18,881	—		—	—	$48,981
• Change in control employment termination(9)	$56,627	$37,763	$780,000		$27,096	—	$901,486

(1)

The amounts listed in these columns represent the value of the acceleration of vesting of equity awards under our retention plan and are based on the closing price of our common stock on December 29, 2006, which was $20.14. The value of the acceleration of vesting of stock options equals the product of the number of option shares which become vested in the respective events multiplied by the difference between $20.14 and the exercise price of the stock option, except that stock options with an exercise price greater than $20.14 were determined to have zero value.

(2)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.
(3)

Represents the present value of the continuation of our current employee benefits, including medical, dental, disability and life insurance. Under our retention plan, benefits continue for three years after a triggering termination for our CEO and for two years after a triggering termination for our non-CEO Executive Committee Members.

(4)

This amount represents the amount of severance payment that would be due to Mr. McDade under his employment offer letter if we were to terminate his employment without “Cause” and not in connection with a change in control. This severance payment is based on Mr. McDade’s 2006 annual base salary and an “Annual Bonus” equal to Mr. McDade’s 2006 target bonus of 75%, without any adjustment for company or individual performance.

(5)	The amounts in this row were determined on the assumption that a “change in control” under our retention plan occurred and a triggering termination did not occur.
(6)

The amounts in this row were determined (a) on the assumption that a “change in control” under our retention plan occurred and a triggering termination occurred with respect to Mr. McDade’s employment and (b) using the same salary and bonus assumptions set forth in note 4.

(7)

The amounts in this row were determined on the assumption that a “change in control” under our retention plan occurred and the surviving or acquiring entity in the change in control transaction assumed the officer’s equity awards or issued substitute awards and that a triggering termination did not occur within two years of the change in control.

(8)

The amounts in this row were determined on the assumption that a “change in control” under our retention plan occurred and the surviving or acquiring entity in the change in control transaction neither assumed the officer’s equity awards nor issued substitute awards and that a triggering termination did not occur within two years of the change in control.

(9)

The amounts in this row were determined on the assumption that a “change in control” under our retention plan occurred and a triggering termination occurred with respect to the officer’s employment. This severance payment is based on the officer’s 2006 annual salary and an “Annual Bonus” equal to the officer’s 2006 target bonus, without any adjustment for our performance or individual performance, plus any additional bonuses that the officer earned in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2007, with respect to our current officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to our Board;

•	each of our named executive officers; and

•	all members of our Board and our executive officers as a group.

Unless otherwise specified, the address of each named individual in the table below is the address of the Company.

Name of Beneficial Owner or Identity of Group(1)	Shares Beneficially Owned	Percent of Outstanding
Third Point, LLC(2) 390 Park Avenue New York, NY 10022	11,203,600	9.6%

FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	7,835,350	6.7%

Mellon Financial Corporation(4) One Mellon Center Pittsburgh, PA 15258	5,876,325	5.1%

Samuel Broder, M.D. (5)	40,583	*

Karen A. Dawes(6)	88,583	*

L. Patrick Gage, Ph.D.(7)	90,888	*

Brad Goodwin (8)	21,583	*

Laurence Jay Korn, Ph.D.(9)	1,497,761	1.3%

Jon S. Saxe, Esq.(10)	591,263	*

Mark McDade(11)	792,303	*

Andrew Guggenhime(12)	29,270	*

Rich Murray(13)	172,697	*

David Iwanicki(14)	8,470	*

Peter Calcott(15)	32,649	*

All directors and executive officers as a group (14 persons)(16)	3,648,560	3.1%

*	Less than 1%
(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

All information included in this table and this footnote regarding the beneficial ownership of Daniel Loeb, Third Point, LLC (“Third Point”), Third Point Offshore Fund, Ltd. (“Offshore Fund”) and Jason Aryeh is based on our review of Amendment No. 1 to Schedule 13D filed with the SEC by Mr. Loeb and Third Point on April 11, 2007 regarding their beneficial ownership of our common stock (the “Third Point 13D”). According to the Third Point 13D, both Third Point and Mr. Loeb beneficially own 11,203,600 shares of our common stock, of which 1,653,600 shares are acquirable upon exercise of options held by Third Point and Offshore Fund, and Offshore Fund directly beneficially owns 7,241,500 shares of our common stock, representing 6.2% of the outstanding shares of our common stock, of which 1,365,600 shares are acquirable upon exercise of options held by Offshore Fund. The Third Point 13D also states that Jason Aryeh, a reporting person on the Third Point 13D, may be deemed a member of a group along with Mr. Loeb, Third Point and Offshore Fund, and that each member of such group may be deemed to beneficially own for purposes of Section 13(d) of the Exchange Act, the shares beneficially owned for such purposes by each other member of any such group. According to the Third Point 13D, Mr. Aryeh beneficially owns 62,783 shares, or 0.05%, of our common stock. The table below reflects the number of shares of our common stock to which Third Point, Offshore Fund, Mr. Loeb and Mr. Aryeh have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Third Point 13D.

	Third Point	Offshore Fund	Mr. Loeb	Mr. Aryeh
Sole voting power (shares)	0	0	0	62,783
Shared voting power (shares)	11,203,600	7,241,500	11,203,600	0
Sole dispositive power (shares)	0	0	0	62,783
Shared dispositive power (shares)	11,203,600	7,241,500	11,203,600	0

(3)

All information included in this table and this footnote regarding the beneficial ownership of FMR Corp. (“FMR”) and Edward C. Johnson 3rd is based on our review of Amendment No. 5 to Schedule 13G filed with the SEC by FMR and Mr. Johnson 3rd on March 12, 2007 regarding the beneficial ownership of our common stock of FMR, Mr. Johnson and certain other persons (the “FMR 13G”). According to the FMR 13G, FMR and Mr. Johnson each beneficially own 7,835,350 shares of our common stock. The FMR 13G identifies certain other persons which beneficially own some of these shares, however, none of these other persons beneficially owns 5% or more of our outstanding common stock. The table below reflects the number of shares of our common stock to which FMR and Mr. Johnson have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the FMR 13G.

	FMR	Mr. Johnson
Sole voting power (shares)	158,500	0
Shared voting power (shares)	0	0
Sole dispositive power (shares)	7,835,350	7,835,350
Shared dispositive power (shares)	0	0

(4)

All information included in this table and this footnote regarding the beneficial ownership of Mellon Financial Corporation (“Mellon”) is based on our review of the Schedule 13G filed with the SEC by Mellon on February 14, 2007 regarding the beneficial ownership of our common stock of Mellon and certain other persons (the “Mellon 13G”). According to the Mellon 13G, Mellon beneficially owns 5,876,325 shares of our common stock. The Mellon 13G identifies certain other persons which beneficially own some of these shares, however, the Mellon 13G does not state that any of these other persons beneficially own 5% or more of our outstanding common stock. The table below reflects the number of shares of our common stock to which Mellon has sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Mellon 13G.

Sole voting power (shares)	5,159,452
Shared voting power (shares)	88,605
Sole dispositive power (shares)	5,845,584
Shared dispositive power (shares)	14,550

(5)	Consists of 40,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(6)	Includes 86,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(7)	Includes 83,333 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(8)	Consists of 21,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(9)	Includes 1,264,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(10)	Includes 449,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(11)	Includes 739,166 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(12)	Includes 21,770 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(13)	Includes 118,125 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(14)	Includes 8,158 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.
(15)

Information regarding Dr. Calcott’s beneficial ownership of our common stock is included in this table because he was an executive officer throughout 2006 and is identified as a named executive officer in this proxy statement. Although Dr. Calcott continues to serve as our Vice President, Quality, he ceased being an executive officer as of March 30, 2007. Includes 30,104 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.

(16)

Consists of all shares beneficially owned by our directors and executive officers who served in that capacity as of March 31, 2007 and shares beneficially owned by Dr. Calcott. Includes 3,124,641 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by May 30, 2007, the date 60 days after March 31, 2007.

MATTERS FOR APPROVAL AT THE MEETING

Proposal 1.

Election of Directors

We have a classified Board consisting of three Class I, three Class II and two Class III directors who will serve until the annual meetings of stockholders to be held in 2008, 2009 and 2007, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

We have nominated for re-election each our current Class III directors, Laurence Jay Korn, Ph.D. and Samuel Broder, M.D. If elected, the nominees will serve as directors until our 2010 annual meeting of stockholders. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as our Board may recommend in place of such nominee.

Biographical information regarding each of these nominees is included beginning at page 4 of this proxy statement.

Our Board recommends that you vote FOR each of the following nominees:

•	Laurence Jay Korn, Ph.D.

•	Samuel Broder, M.D.

Proposal 2.

Amendment of 2005 Equity Incentive Plan

At the annual meeting, we will ask our stockholders to approve an amendment to the our 2005 Equity Incentive Plan (the “2005 Plan”) to increase by 2,900,000 the maximum number of shares of our common stock that may be issued under the 2005 Plan. Our Board believes that in order to successfully attract and retain the best possible candidates for positions of responsibility, we must continue to offer a competitive equity incentive program. To that end, our Board has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the 2005 Plan by 2,900,000 shares to a total of 5,200,000 shares to ensure that we will continue to have available for grant a reasonable number of shares under our 2005 Plan.

As of March 31, 2007, there remained available for future grant under each of our equity incentive plans (other than our 1993 Employee Stock Purchase Plan) the number of shares set forth in the table below:

Plan Name	Number of Shares Available for Future Grant
2005 Equity Incentive Plan	478,457
1999 Stock Option Plan	1,846,561
1999 Nonstatutory Stock Option Plan	906,627
2002 Outside Directors Stock Option Plan	206,500

Unlike the 2005 Plan, the other three plans listed above authorize only the grant of stock options, and eligibility under the 2002 Outside Directors Stock Option Plan is limited to our nonemployee directors.

We are asking our stockholders to approve the proposed amendment to the 2005 Plan so that we will have a sufficient number of shares generally available for equity awards and in particular alternatives to stock options, including stock appreciation rights, restricted stock and restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards, which may be issued only under the 2005 Plan. Our Board believes that the ability of the Company to grant incentive awards other than stock options is important in enabling us to offer competitive compensation packages and to make the most effective use of the shares our stockholders authorize for incentive purposes. Therefore, our Board urges you to vote to approve the proposed amendment to the 2005 Plan.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any stockholder upon request or may be viewed without charge on the SEC’s website at www.sec.gov.

General. The purpose of the 2005 Plan is to advance our interests by providing an incentive program that will enable us to attract and retain employees and consultants upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based and cash-based awards.

Authorized Shares. If this Proposal is approved by our stockholders, an aggregate of 5,200,000 shares of our common stock will have been authorized for issuance under the plan. Shares issued under the 2005 Plan may be authorized but unissued or reacquired shares of our common stock.

Certain Award Limits. In addition to the limit described above on the total number of shares of our common stock authorized for issuance under the 2005 Plan, the 2005 Plan limits the number of shares that may be issued under certain types of awards to any single individual, subject to adjustment as described under “Share Accounting and Adjustments” below. No more than 9% of the maximum aggregate number of shares authorized under the 2005 Plan may be granted to any individual in any fiscal year, except in the case of awards granted during the first year of a participant’s employment. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any such award may be granted to an employee in any fiscal year. The limits for awards intended to qualify as performance-based are as follows:

•	Stock options and stock appreciation rights: No more than 1,600,000 shares.

•	Restricted stock and restricted stock unit awards: No more than 400,000 shares.

•	Performance share and performance unit awards: No more than 100,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

•	Other stock-based and cash-based awards: No more than 100,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

Further, no more than 5,200,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan. No more than 50% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued pursuant to “full value” awards (i.e., awards that do not require participants to purchase their shares, such as the grant of restricted stock). Finally, the 2005 Plan establishes minimum vesting conditions applicable to full value awards. No more than 5% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued pursuant to full value awards that provide for vesting more rapidly than in annual pro rata installments over a period of three years if vesting is based on continued service alone or that have performance periods of less than 12 months if vesting is based on the attainment of performance goals, except in the case of the participant’s death, disability, retirement, involuntary termination or a change in control of the Company.

Share Counting and Adjustments. If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award other than an option or stock appreciation right is settled in cash. Shares withheld or reacquired by us in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option, or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised. Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on certain types of awards described above, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, our Compensation Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for grant under the 2005 Plan, our Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Administration. The 2005 Plan is administered by our Compensation Committee and any other committee or subcommittee of our Board appointed to administer the plan or, in the absence of such committee, by our Board. For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or our Board. In the case of awards intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code, the term “Committee” will refer to our Compensation Committee. Subject to the provisions of the 2005 Plan, the Committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by the 2005 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Committee may delegate to a committee comprised of one or more of our officers the authority to grant awards under the 2005 Plan to persons eligible to participate, other than our executive officers, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written or electronic agreement between us and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted under the 2005 Plan, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

Eligibility. We may grant awards only to our employees and consultants or any present or future parent or subsidiary corporation of the Company or other affiliated entity. Since the inception of the 2005 Plan, we have only granted awards to our employees and have not issued any awards to consultants under the 2005 Plan. We may grant incentive stock options only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. Since the inception of the 2005 Plan, we have not granted any incentive stock options under the plan. As of March 31, 2007, we had approximately 1,100 employees, including seven executive officers, who are eligible under the 2005 Plan.

Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of the Company (a “ten percent stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On April 16, 2007, the closing price of our common stock on the NASDAQ Stock Market was $24.22 per share.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to us of shares of common stock owned by the participant having a fair market value not less than the exercise price; by means of a net-exercise procedure, by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by us, through the participant’s surrender of a portion of the option shares to us.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is seven years, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date.

Incentive stock options are not transferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members to the extent permitted by the Committee in its discretion.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “tandem SAR”) or independently of any option (a “freestanding SAR”). A tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of a tandem SAR will be the same as the exercise price of the related option, and the exercise price of a freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a freestanding SAR may be made in cash or shares of common stock and may be paid in a lump sum or on a deferred basis in accordance with the terms of the participant’s award agreement. The maximum term of any stock appreciation right granted under the 2005 Plan is seven years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a tandem SAR related to a nonstatutory stock option and a freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Committee in its discretion. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to us. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Subject to the minimum vesting requirements described above under “Certain Award Limits,” restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards and subject to the minimum vesting requirements described above under “Certain Award Limits.” Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between us and the participant, subject to the minimum vesting requirements described above under “Certain Award Limits.” These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a monetary value established by the Committee at the time of grant. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Internal Revenue Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of our business or financial performance and/or any affiliate of the Company, or any of their business units as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following measures:

•	revenue;

•	sales;

•	expenses;

•	operating income;

•	gross margin;

•	operating margin;

•	earnings before stock-based compensation expense, interest, taxes, depreciation and/or amortization;

•	pre-tax profit;

•	net operating income;

•	net income;

•	economic value added;

•	free cash flow;

•	operating cash flow;

•	stock price;

•	earnings per share;

•	return on stockholder equity;

•	return on capital;

•	return on assets;

•	return on investment;

•	employee satisfaction;

•	employee retention;

•	balance of cash, cash equivalents and marketable securities;

•	market share;

•	product regulatory approvals;

•	projects in development;

•	regulatory filings;

•	research and development expenses; or

•	completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide a participant awarded performance shares with dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments pursuant to a schedule elected by the participant.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards. The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers or members of a select group of management or highly compensated employees may elect to receive and award of deferred stock units in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards. Each such deferred stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole stock units determined in accordance with a method specified by the Committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” such awards may be subject to vesting conditions based on continued performance of services or to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of cash-based awards or other stock-based awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Change in Control. Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “change in control” occurs upon:

•

a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than certain excluded persons, acquiring direct or indirect beneficial owner of more than 35% of our voting stock;

•	our liquidation or dissolution; or

•

the occurrence of any of the following events upon which our stockholders immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of our voting securities, its successor or the entity to which our assets were transferred:

•	a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of our voting stock,

•	a merger or consolidation in which we are a party, or

•	the sale, exchange or transfer of all or substantially all of our assets (other than a sale, exchange or transfer to one or more of our subsidiaries).

If a change in control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Any awards which are not assumed or continued in connection with a change in control or exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding stock-based award upon a change in control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise or purchase price per share, if any, under the award.

Awards Subject to Section 409A of the Internal Revenue Code. Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment. The 2005 Plan will continue in effect until its termination by the Committee, provided that all awards shall be granted within ten years from the effective date of its adoption upon approved by the stockholders. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes upon the receipt or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance Awards, Restricted Stock Unit Awards, Cash-Based Awards and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit, restricted stock unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock Awards.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined above under “Restricted Stock Awards”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Deferred Compensation Awards. A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of the stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the shares were transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Grants to Certain Persons

The aggregate numbers of shares of common stock subject to options granted to certain persons under the 2005 Plan since its inception and through March 31, 2007 are as follows:

Person/Group	Number of Option Shares
Mark McDade Chief Executive Officer	0

Andrew Guggenhime Senior Vice President and Chief Financial Officer	65,000

Richard Murray, Ph.D. Executive Vice President and Chief Scientific Officer	0

David Iwanicki Vice President, Sales and Sales Operations	0

Peter Calcott, D. Phil. Vice President, Quality	0

All current executive officers, as a group	65,000

All current directors who are not executive officers, as a group	0

All employees, including current officers who are not executive officers, as a group	1,586,343	*

*	Does not include 62,720 option shares that were cancelled before March 31, 2007, which options were previously held by non-executive officer employees.

Since its inception, no options have been granted under the 2005 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 2005 Plan.

Required Vote and Recommendation of Board

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions have the same effect as a vote against the proposal and broker non-votes are not counted as votes cast.

Our Board recommends that you vote FOR the amendment of the 2005 Equity Incentive Plan

Proposal 3.

Amendment of 1993 Employee Stock Purchase Plan

At the Annual Meeting, we will ask our stockholders to approve an amendment to the 1993 Employee Stock Purchase Plan (the “Purchase Plan”) to increase by 500,000 the maximum number of shares of our common stock that may be issued under the Purchase Plan. Our stockholders previously authorized us to issue up to 2,400,000 shares of our common stock (subject to adjustment upon certain changes in the capital structure of the Company) for purchase by employees under the Purchase Plan. As of March 31, 2007, a total of 328,506 shares remained available for future purchases, without giving effect to the proposed amendment.

Our Board believes that the Purchase Plan benefits us and our stockholders by providing our employees with an opportunity through payroll deductions to purchase shares of our common stock that is helpful in attracting, retaining, and motivating valued employees. To provide a reasonable reserve of shares to permit us to continue offering employees a stock purchase opportunity, our Board has unanimously adopted, subject to stockholder approval, an amendment to increase the number of shares of common stock reserved for issuance under the Purchase Plan by 500,000 shares to a total of 2,900,000 shares. The Board of Directors urges you to vote to approve the proposed amendment to the Purchase Plan.

Summary of the Purchase Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request or may be viewed without charge on the SEC’s website at www.sec.gov.

General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an “offering”) the right to purchase through accumulated payroll deductions up to a number of shares of our common stock (a “purchase right”) determined on the first day of the offering. The purchase right is automatically exercised on each purchase date during the offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

Authorized Shares. If this Proposal is approved by the stockholders, an aggregate of 2,900,000 of our authorized but unissued or reacquired shares of common stock will have been authorized for issuance under the Purchase Plan. Appropriate adjustments will be made to the number of shares authorized under the Purchase Plan and to outstanding purchase rights in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, or in the event of any merger, sale of our assets or other reorganization. If any purchase right expires or terminates, the shares subject to the unexercised portion of such purchase right will again be available for issuance under the Purchase Plan.

Administration. The Purchase Plan is administered by our Board or a duly appointed committee of our Board (referred to under this Proposal collectively as our “Board”). Subject to the provisions of the Purchase Plan, our Board determines the terms and conditions of the purchase rights granted. The Board interprets the Purchase Plan and purchase rights, and all determinations of our Board are final and binding on all persons having an interest in the Purchase Plan or any purchase right.

Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by our Board for inclusion in the Purchase Plan is eligible to participate in an offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of March 31, 2007, approximately 1,100 employees, including seven executive officers were eligible to participate in the Purchase Plan.

Offerings. The Purchase Plan is implemented through offerings of approximately six months in duration, beginning on or about January 1 and July 1 of each year. However, our Board may establish a different term for one or more offerings or different commencement or ending dates for any offering.

Participation and Purchase of Shares. Participation in an offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an offering (the “offering date”). Payroll deductions may not exceed 15% (or such other rate as our Board determines) of an employee’s compensation for any pay period during the offering. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent offering beginning immediately after the last day of the offering in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any notice requirements imposed by us, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an offering. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an offering, that participant may not again participate in the same offering.

Subject to certain limitations, each participant in an offering is granted a purchase right for a number of whole shares determined by dividing $12,500 by the fair market value of a share of common stock on the offering date. As a further limitation, no participant may accrue a right to purchase shares of common stock under the Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 (measured by the fair market value of our common stock on the first day of the offering in which the shares are purchased) for each calendar year in which the purchase right is outstanding at any time. Purchase rights are nontransferable and may only be exercised by the participant.

On the last day of each offering (a “purchase date”), we issue to each participant in the offering the number of shares of our common stock determined by dividing the amount of payroll deductions accumulated for the participant during the offering by the purchase price, limited in any case by the number of shares subject to the participant’s purchase right for that offering. The price at which shares are sold under the Purchase Plan is established by our Board but may not be less than 85% of the lesser of the fair market value per share of common stock on the offering Date or on the purchase date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the NASDAQ Stock Market. On April 16, 2007, the closing price per share of our common stock was $24.22. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Purchase Period if the participant participates in the next Purchase Period.

Change in Control. The Purchase Plan defines a “transfer of control” of the Company as the occurrence of any of the following events:

•

any acquisition of our stock or any reorganization as defined in Section 368(a)(1) of the Internal Revenue Code to which the Company is a party as defined in Section 368(b) of the Internal Revenue Code and in which we are not the surviving corporation or are not immediately after the reorganization engaged in the active conduct of a trade or business or in which our stockholders will own less than 50% of the voting securities of the surviving corporation; or

•	any sale or conveyance of substantially all of our net assets, unless immediately after such sale we are engaged in the active conduct of a trade or business.

If a transfer of control occurs, the surviving, continuing, successor or purchasing corporation shall either assume our rights and obligations under the Purchase Plan or substitute options for its stock for the outstanding purchase rights, unless otherwise agreed by our Board. However, if, with our Board’s consent, such corporation elects not to assume or substitute for the outstanding purchase rights in connection with a merger in which we are not the surviving corporation or a reverse triangular merger in which we are the surviving corporation where our stockholders before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger, our Board may accelerate the purchase date of the then current Purchase Period to a date before the transfer of control selected by our Board. Any purchase rights that are not assumed, substituted for or exercised prior to the transfer of control will terminate.

Termination or Amendment. The Purchase Plan will continue until terminated by our Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend, suspend or terminate the Purchase Plan, except that the approval of our stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by our Board as corporations the employees of which may participate in the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (1) the difference between the fair market value of the shares on the date of disposition and the purchase price or (2) the difference between the fair market value of the shares on the offering date and purchase price (determined as if the purchase right were exercised on the offering date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (1) the difference between the fair market value of the shares on the date of death and the purchase price or (2) the difference between the fair market value of the shares on the offering date and purchase price (determined as if the purchase right were exercised on the offering date) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a purchase right does not constitute an exercise pursuant to an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, it will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the purchase date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (1) the purchase price for such shares and (2) the amount of ordinary income recognized on the exercise of the purchase right, will be treated as a capital gain or loss, as the case may be.

If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. In all other cases, no deduction is allowed the Company.

Required Vote and Recommendation of Board

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions have the same effect as a vote against the proposal and broker non-votes are not counted as votes cast.

Our Board recommends that you vote FOR the amendment of the 1993 Employee Stock Purchase Plan

Proposal 4.

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP and its predecessors have acted in such capacity since its appointment for fiscal year 1986.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for 2006 and 2005 and for other services rendered during 2006 and 2005 on behalf of us and our subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to us:

(in thousands)	2006	% of Total	2005	% of Total
Fee Category:
Audit Fees(1)	$1,516	98.5%	$1,934	90.0%
Audit-Related Fees (2)	22	1.4%	108	5.0%
Tax Fees(3)	—	—	104	4.9%
All Other Fees (4)	2	0.1%	3	0.1%

Total Fees	$1,540	100.0%	$2,149	100.0%

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. In 2005, audit fees included approximately $157,000 in services related to the issuance of our 2.00% $250 million Convertible Notes, the related filing of a Registration Statements on Form S-3 as well as the related post-effective amendment filings and approximately $86,000 in services related to our acquisition of ESP Pharma, Inc.

(2)

Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2005, these services primarily relate to accounting consultations in connection with potential collaborations and patent licensing agreements and consultations related to our compliance with Section 404 of the Sarbanes-Oxley Act. In 2006, these services primarily relate to accounting consultations in connection with potential collaborations and patent licensing agreements.

(3)

Tax fees consist of tax compliance/preparation and other tax services. In 2005, tax compliance/preparation consisted of fees billed for professional services related to federal and state tax compliance. No such services were incurred in 2006.

(4)	“All Other Fees” consists of fees for accounting literature subscription services.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. In February 2004, our Audit Committee adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and is subject to a specific maximum level. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. Our Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to our Audit Committee at the next scheduled meeting. During fiscal years 2006 and 2005, our Audit Committee approved 100% of the Audit-Related Fees, the Tax Fees and All Other Fees.

Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our bylaws do not require that our stockholders ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm. Our Board is seeking ratification of this appointment as a matter of good corporate practice. In the event that our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, our Audit Committee and Board will reconsider such appointment.

Our Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm

RELATED PERSON TRANSACTIONS

During 2006, there was not any transaction and there is not any currently proposed transaction to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our non-employee directors for their service as members of our Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Code of Ethics

We have adopted a Code of Conduct and Policy Regarding Reporting of Potential Violations (the “Code of Conduct”), which constitutes a code of ethics as defined in Item 406 of SEC Regulation S-K. Our Code of Conduct applies to all our officers, directors and employees. A copy of our Code of Conduct is available on our website at http://www.pdl.com/CodeOfConduct.

You may also request a free copy of the Code of Conduct from:

PDL BioPharma, Inc.

Attention: Corporate and Investor Relations

34801 Campus Drive

Fremont, California 94555

Any request mailed to the above Fremont, California, address after our move to Redwood City, California, and prior to our 2008 Annual Meeting of Stockholders would be forwarded to our new corporate headquarters address in Redwood City.

Equity Compensation Plan Information

As of March 31, 2007, we maintained five equity compensation plans that provide for the issuance of common stock-based awards to officers and other employees, directors and consultants. These consist of the 1993 Employee Stock Purchase Plan, 1991 Nonstatutory Stock Option Plan, 1999 Stock Option Plan, 2002 Outside Directors Stock Option Plan and 2005 Equity Incentive Plan, which have all been approved by our stockholders, and the 1999 Nonstatutory Stock Option Plan, which has not been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2007.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Plan Category
Equity compensation plans approved by stockholders:	7,990,704	$18.05	3,122,852	(1)
Equity compensation plans not approved by stockholders(2)	6,459,037	$19.70	1,090,398

Total	14,449,741	$18.79	4,213,250

(1)	Includes 328,506 shares of common stock available for future issuance under our Purchase Plan.
(2)

Consists of options that are outstanding, and shares available for future issuance under, the 1999 Nonstatutory Stock Option Plan. The material features of the 1999 Nonstatutory Stock Option Plan are described in Note 2 to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Stockholder Proposals

If a stockholder wishes to have a proposal considered for inclusion in our proxy statement for the 2008 Annual Meeting of Stockholders, including for a recommendation of candidates for election to our Board, the stockholder must submit the proposal to us in writing by January 18, 2008, which is the date in 2008 that is 120 calendar days before the month and day we began mailing this proxy statement to our stockholders. Proposals should be addressed to:

Corporate Secretary

PDL BioPharma, Inc.

34801 Campus Drive

Fremont, California 94555

Proposals sent to the above address after we move our corporate headquarters to Redwood City, California, which is planned to occur later this year, would be forwarded to our new corporate headquarters address.

Stockholders submitting a proposal must provide certain other information as described in our bylaws. Copies of our bylaws are available online in the “Investors” section of our corporate internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

We did not receive from any of our stockholders a request to include any proposal in this proxy statement.

Compliance with Section 16(a)

Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934 to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 Reports we have received and written representations from our directors and executive officers, we believe that our officers and executive officers complied with all filing requirements under Section 16(a) during 2006, except that George Jue, who formerly was our Vice President, Finance, did not timely report the exercise on November 8, 2006 of a stock option and sales of the shares received upon exercise on the same day and each of our outside directors, Mr. Broder, Ms. Dawes, Dr. Gage, Mr. Goodwin, Dr. Korn, Mr. Saxe and our former director Dr. Link, did not timely report the grant of a stock option made to each of them on November 30, 2006.

Transaction of Other Business

At the date of this proxy statement, the only business which our Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Cynthia L. Shumate

Cynthia L. Shumate

Vice President, Legal Affairs, and Secretary

May 18, 2007

PROXY

PDL BIOPHARMA, INC.

Proxy for Annual Meeting of Stockholders, June 20, 2007 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark McDade and Andrew Guggenhime, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the 2007 annual meeting of stockholders of the Company to be held on Wednesday, June 20, 2007 at 9 a.m. (PDT), and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2006, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

34801 CAMPUS DRIVE FREMONT, CA 94555

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PDL BioPharma, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PDL BioPharma, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456.789,012.00000

0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PDLAB1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PDL BIOPHARMA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

A vote FOR all directors and matters submitted is recommended by the Board of Directors:

020000000000

For All Withhold For All For All Except

215115572410

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS listed below: Nominees

01) Laurence J. Korn, Ph.D.

02) Samuel Broder, M.D.

Vote on Proposals

For Against Abstain

2. To approve an amendment to the Company’s 2005 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan by 2,900,000 shares.

3. To approve an amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 500,000 shares.

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT THE SHARES WILL BE

REPRESENTED AT THE MEETING.

Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer If a partnership, please sign in partnership name by authorized person.

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

Signature [PLEASE SIGN WITHIN BOX] Date

P48162

Signature (Joint Owners) Date

123,456,789,012

69329Y104

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